                                                               EXHIBIT 99(A)(1)
                                   OFFER BY
                             SAMSONITE CORPORATION

                             TO PURCHASE FOR CASH
                     12,000,000 SHARES OF ITS COMMON STOCK
                                      AT
                             $40.00 NET PER SHARE

--------------------------------------------------------------------------------

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JUNE 17, 1998, UNLESS THE OFFER IS EXTENDED. TENDERING STOCKHOLDERS HAVE THE RIGHT TO WITHDRAW SHARES TENDERED AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER AND THEY MAY WITHDRAW SHARES AFTER JULY 15, 1998 UNLESS ACCEPTED BY THE COMPANY PRIOR TO THAT DATE.

--------------------------------------------------------------------------------

  Samsonite Corporation, a Delaware corporation (the "Company"), hereby offers to purchase from its stockholders up to 12,000,000 shares (constituting approximately 59% of the shares presently outstanding) of its common stock, $.01 par value per share (the "Common Stock"), and the associated preferred stock purchase rights (the "Rights") (the Common Stock and the Rights, on and after the date of their distribution, are herein referred to as the "Shares"), at $40.00 per Share (the "Purchase Price"), net to the seller in cash, upon the terms and conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders will not be obligated to pay any brokerage commissions, solicitation fees or, except as described herein or in the Letter of Transmittal, transfer taxes with respect to the purchase of Shares by the Company pursuant to the Offer.
                                --------------
  THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 8,750,000 SHARES, WHICH NUMBER CONSTITUTES APPROXIMATELY 43% OF THE SHARES OUTSTANDING ON MAY 15, 1998. THE OFFER IS ALSO CONDITIONED ON, AMONG OTHER THINGS, THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING TO PURCHASE SHARES PURSUANT TO THE OFFER, TO REFINANCE EXISTING DEBT AND TO PAY RELATED FEES AND EXPENSES. SEE "THE OFFER--
SECTION 6."
  THE COMPANY IS MAKING THE OFFER AS PART OF ITS PLAN OF RECAPITALIZATION DESCRIBED HEREIN (THE "RECAPITALIZATION PLAN"). THE BOARD OF DIRECTORS OF THE COMPANY CONSIDERED THE EFFECTS OF THE OFFER AND THE RECAPITALIZATION PLAN, INCLUDING, AMONG OTHER THINGS, THE ABILITY OF THE COMPANY TO OPERATE ON A GOING FORWARD BASIS WITH ADDITIONAL LEVERAGE, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MAKING OF THE OFFER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE COMPANY.
  STOCKHOLDERS SHOULD NOTE THAT THE PURCHASE PRICE ($40 PER SHARE) REPRESENTS A SUBSTANTIAL PREMIUM OVER THE CLOSING SALE PRICE OF THE SHARES ($29 7/8 PER SHARE) AS REPORTED ON THE NASDAQ NATIONAL MARKET SYSTEM ON MAY 14, 1998, THE DAY FOLLOWING ANNOUNCEMENT OF THE RECAPITALIZATION PLAN AND THE OFFER. THE MARKET PRICE OF THE SHARES FOLLOWING CONSUMMATION OF THE RECAPITALIZATION PLAN AND THE OFFER IS EXPECTED TO BE SUBSTANTIALLY LOWER THAN THE PURCHASE PRICE AND THE MARKET PRICE OF THE SHARES ON THE DATE HEREOF. ACCORDINGLY, ANY SHARES NOT TENDERED PURSUANT TO THE OFFER AND ANY TENDERED SHARES NOT ACCEPTED FOR PAYMENT BY REASON OF PRORATION OR OTHERWISE, ARE EXPECTED TO HAVE A MARKET PRICE FOLLOWING CONSUMMATION OF THE OFFER THAT IS SUBSTANTIALLY LOWER THAN THE PURCHASE PRICE AND THE MARKET PRICE OF THE SHARES ON THE DATE HEREOF. IF THE MARKET PRICE FOR SHARES FOLLOWING CONSUMMATION OF THE OFFER IS BELOW THE PURCHASE PRICE, AS EXPECTED, STOCKHOLDERS CAN BE ASSURED OF MAXIMIZING THE VALUE OF THEIR HOLDINGS AFTER GIVING EFFECT TO CONSUMMATION OF THE OFFER (THE SUM OF THE MARKET PRICE OF THEIR SHARES FOLLOWING THE OFFER PLUS THE AMOUNT RECEIVED IN THE OFFER) ONLY BY TENDERING 100% OF THEIR SHARES.

                                   IMPORTANT
  Any stockholder desiring to tender all or any portion of such stockholder's Shares, should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and deliver it and any other required documents to BankBoston,
N.A. (the "Depositary") and either deliver the certificate(s) representing such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in
"THE OFFER--Section 3" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.
  A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "THE OFFER--Section 3."
  Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Dealer Managers or to Innisfree M&A Incorporated (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                                --------------
                    The Dealer Managers for the Offer are:
GOLDMAN, SACHS & CO.                                        MERRILL LYNCH & CO.
                                --------------
              The date of this Offer to Purchase is May 20, 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS........................

THE RECAPITALIZATION PLAN.................................................   3
  Background of the Recapitalization Plan.................................   3
  Purpose of the Recapitalization Plan....................................   5
  Certain Effects of the Recapitalization Plan............................   6
  Position of the Board of Directors......................................  10
  Rights Agreement........................................................  10

THE OFFER.................................................................  12
   1. Number of Shares; Proration.........................................  12
   2. Extension of Offer; Termination; Amendment..........................  13
   3. Procedures for Tendering Shares.....................................  15
   4. Withdrawal Rights; Statutory Rights.................................  18
   5. Acceptance for Payment and Payment for Shares.......................  18
   6. Certain Conditions of the Offer.....................................  19
   7. Price Range of Shares; Dividends....................................  22
   8. Source and Amount of Funds..........................................  22
   9. Certain Information Concerning Ownership of Shares..................  25
  10. Certain Information Concerning the Company..........................  27
          Certain Financial Information...................................  28
          Recent Developments.............................................  32
          Certain Estimates of Future Operations and Other Information....  33
          Additional Information..........................................  35
  11. Transactions and Arrangements Concerning Shares.....................  35
  12. Effects of the Offer on the Market for Shares; Stock Listing; Margin
      Regulations; Registration under the Exchange Act....................  35
  13. Certain Legal Matters; Regulatory Approvals.........................  36
  14. Certain United States Federal Income Tax Consequences...............  37
  15. Fees and Expenses...................................................  39
  16. Miscellaneous.......................................................  40


To the Stockholders of Samsonite Corporation:

                                 INTRODUCTION

  Samsonite Corporation, a Delaware corporation (the "Company"), hereby offers to purchase from its stockholders up to 12,000,000 shares of its Common Stock, $.01 par value per share (the "Common Stock"), and the associated preferred stock purchase rights (the "Rights") (the Common Stock and the Rights, on and after the date of their distribution, are herein referred to as the "Shares") at $40.00 (the "Purchase Price") net to the seller in cash, upon the terms and the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company expressly reserves the right, in its sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Purchase Price and/or the number of Shares being sought in the Offer). See "THE OFFER--Section 2." In such event, the Company may be required to extend the period of time during which the Offer is open. See "THE OFFER--Section 2." The Company has no current intention to increase the number of Shares being sought in the Offer, and its ability to do so may be limited. See "THE OFFER--Section 8," "--Section 10" and "--Section 11."

  All Shares properly tendered prior to the Expiration Date and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration provisions described herein. The term "Expiration Date" means 5:00 p.m., New York City time, on June 17, 1998, unless the Company extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date to which the Offer has been extended. The Purchase Price will be paid, net to the seller in cash, with respect to all Shares purchased. All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, except as described herein or in the Letter of Transmittal, transfer taxes with respect to the purchase of Shares by the Company pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE INTERNAL REVENUE SERVICE ("IRS") FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE "THE OFFER--SECTION 3." The Company will pay all fees and expenses of Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch" and, together with Goldman Sachs, the "Dealer Managers"), BankBoston, N.A. (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See "THE OFFER--Section 2."

  THE OFFER IS CONDITIONED (THE "MINIMUM CONDITION") UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER 8,750,000 SHARES, WHICH NUMBER CONSTITUTES APPROXIMATELY 43% OF THE SHARES OUTSTANDING ON MAY 15, 1998. THE OFFER IS ALSO CONDITIONED ON, AMONG OTHER THINGS, THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING TO PURCHASE SHARES PURSUANT TO THE OFFER, TO REFINANCE EXISTING DEBT AND TO PAY RELATED FEES AND EXPENSES. SEE "THE OFFER--SECTION 6."

  As of May 15, 1998, the Company had issued and outstanding 20,420,902 Shares, and an additional 2,446,582 Shares were issuable upon exercise of Options (as defined herein) outstanding on such date; Options to acquire 1,027,787 Shares were exercisable at prices less than or equal to $29 7/8, the closing sales price per Share on May 14, 1998.

  The Shares are traded on the Nasdaq National Market System (the "NASDAQ") under the symbol "SAMC." On May 12, 1998, the last full trading date prior to the Company's announcement of the Recapitalization Plan, the last reported sales price of the Shares as reported on NASDAQ was $28 15/16 per Share. Stockholders are urged to obtain current market quotations. See "THE OFFER--
Section 7."

  THE COMPANY IS MAKING THE OFFER AS PART OF ITS PLAN OF RECAPITALIZATION DESCRIBED HEREIN (THE "RECAPITALIZATION PLAN"). THE BOARD OF DIRECTORS OF THE COMPANY CONSIDERED THE EFFECTS OF THE OFFER AND THE RECAPITALIZATION PLAN, INCLUDING, AMONG OTHER THINGS, THE ABILITY OF THE COMPANY TO OPERATE ON A GOING FORWARD BASIS WITH ADDITIONAL LEVERAGE, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MAKING OF THE OFFER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE COMPANY.

  STOCKHOLDERS SHOULD NOTE THAT THE PURCHASE PRICE ($40 PER SHARE) REPRESENTS A SUBSTANTIAL PREMIUM OVER THE CLOSING SALE PRICE OF THE SHARES ($29 7/8 PER SHARE) AS REPORTED ON NASDAQ ON MAY 14, 1998, THE DAY FOLLOWING ANNOUNCEMENT OF THE RECAPITALIZATION PLAN AND THE OFFER. THE MARKET PRICE OF THE SHARES FOLLOWING CONSUMMATION OF THE RECAPITALIZATION PLAN AND THE OFFER IS EXPECTED TO BE SUBSTANTIALLY LOWER THAN THE PURCHASE PRICE AND THE MARKET PRICE OF THE SHARES ON THE DATE HEREOF. ACCORDINGLY, ANY SHARES NOT TENDERED PURSUANT TO THE OFFER AND ANY TENDERED SHARES NOT ACCEPTED FOR PAYMENT BY REASON OF PRORATION OR OTHERWISE, ARE EXPECTED TO HAVE A MARKET PRICE FOLLOWING CONSUMMATION OF THE OFFER THAT IS SUBSTANTIALLY LOWER THAN THE PURCHASE PRICE AND THE MARKET PRICE OF THE SHARES ON THE DATE HEREOF. IF THE MARKET PRICE FOR SHARES FOLLOWING CONSUMMATION OF THE OFFER IS BELOW THE PURCHASE PRICE, AS EXPECTED, STOCKHOLDERS CAN BE ASSURED OF MAXIMIZING THE VALUE OF THEIR HOLDINGS AFTER GIVING EFFECT TO CONSUMMATION OF THE OFFER (THE SUM OF THE MARKET PRICE OF THEIR SHARES FOLLOWING THE OFFER PLUS THE AMOUNT RECEIVED IN THE OFFER) ONLY BY TENDERING 100% OF THEIR SHARES.

                               ----------------

  The Company is making the Offer as part of its Recapitalization Plan. The Recapitalization Plan has been developed by the Company to provide stockholders the opportunity to realize value on a significant portion of their investment in the Company in the near term, while retaining a continuing equity interest in the Company subject to limited dilution resulting from issuance of the Warrants (as defined below). Although the Company will, on a going forward basis, be more highly leveraged than has recently been the case, the Board of Directors of the Company believes that the resulting level of indebtedness is acceptable and that the Company will have sufficient additional borrowing capacity, including availability under the New Credit Facility, to execute its business strategy. The Recapitalization Plan contemplates the implementation of a number of actions to accomplish these objectives, including the making of the Offer, which will allow stockholders to sell a significant portion of their Shares at a premium over current market prices, the incurrence of the Financing (as defined herein) and the adoption of a shareholder rights agreement to deter coercive and unfair takeover tactics by third parties that may jeopardize stockholder realization of the benefits of the Recapitalization Plan. See "THE RECAPITALIZATION PLAN--Purpose of the Recapitalization Plan."

  The Company intends to obtain funds for the purchase of Shares pursuant to the Offer, for the refinancing of certain existing indebtedness of the Company and its subsidiaries, and for the payment of related fees and expenses from (a) the private placement of $350 million of senior subordinated notes due 2008 of the Company (the "Senior Subordinated Notes") and the private placement of $175 million of Redeemable Exchangeable Preferred Stock (the "Senior Preferred Stock") and detachable warrants to purchase an aggregate of 1,959,000 Shares (the "Warrants" and, together with the Senior Preferred Stock, "Senior Preferred Stock Units"), aggregating to $525 million, in each case to "qualified institutional buyers" (as defined in Rule 144A ("Rule 144A") under Securities Act of 1933 (the "Securities Act")) in compliance with Rule 144A and pursuant to sales that occur outside the United States within the meaning of Regulation S under the Securities Act (such purchasers collectively, the "Private Placement Participants" and such private placements, the "Rule 144A Financings") and (b) a new $300 million credit facility from Bank of America National Trust and Savings Association, as Administrative Agent ("B of A"), and BankBoston, N.A., as Syndication Agent (together, the "Credit Facility Banks") (the financing to be provided pursuant to clauses (a) and (b) is herein referred to collectively as the "Financing"). For a description of the terms and conditions of the Financing, see "THE OFFER--Section 8." The private placement of $525 million of Senior Subordinated Notes, Senior Preferred Stock and Warrants by the Company to the Private Placement Participants is expected to be consummated immediately prior to the expiration of the Offer. See "THE RECAPITALIZATION PLAN--Background of the Recapitalization Plan." THE SENIOR SUBORDINATED NOTES AND THE SENIOR PREFERRED STOCK UNITS WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS. NOTHING CONTAINED HEREIN CONSTITUTES AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO BUY ANY SUCH SECURITIES.

  The Company expects that each of the directors and officers of the Company will tender all of their Shares in the Offer. In addition, Apollo Investment Fund, L.P. ("Apollo Investment") and its affiliate, Lion Advisors, L.P. ("Lion" and, together with Apollo Investment, the "Apollo Parties") have agreed to tender all of their Shares in the Offer. If substantially all of the Shares outstanding are tendered pursuant to the Offer, the percentage of each stockholder's current ownership will not change by reason of the Offer. It is expected therefore that any change resulting from the Recapitalization Plan in the percentage ownership of any stockholder will be minimal, subject to limited dilution resulting from issuance of the Warrants. See "THE RECAPITALIZATION PLAN--Certain Effects of the Recapitalization Plan" and "THE OFFER--Section 9."

                           THE RECAPITALIZATION PLAN

BACKGROUND OF THE RECAPITALIZATION PLAN

  In the ongoing process of formulating the Company's business and financial plans, members of the Company's Board of Directors and management regularly reassess the Company's long-term prospects in light of anticipated general economic and business conditions and management's forecasts for the Company's business.

  During the second half of calendar 1997, the Board of Directors of the Company began discussing, internally and with Goldman Sachs, the Company's financial advisors, the possibility of maximizing shareholder value through an extraordinary transaction such as a recapitalization, business combination with a third party or a sale of the Company. During the last quarter of calendar 1997, Goldman Sachs commenced soliciting indications of interest from a number of third parties whom the Company believed might be interested in effecting a business combination with, or acquiring or participating in a recapitalization of, the Company. On January 8, 1998, the Company announced that it had previously engaged Goldman Sachs to explore various strategic alternatives designed to enhance stockholder value, including a possible sale or recapitalization of the Company.

  At a number of meetings held between January and late March of 1998, the Board of Directors met and discussed the status of the solicitation process, as well as various recapitalization alternatives that could be accomplished either by the Company alone or involving a third party equity investor.

  On March 6, 1998 and on March 20, 1998, Goldman Sachs and the Company's management and legal advisors reviewed with the Board of Directors the results of the process undertaken by Goldman Sachs to date. Although Goldman Sachs received preliminary indications of interest in pursuing a transaction from several parties, only one proposal for the acquisition of the Company was ultimately received, at a price of $35 per Share, payable in the common stock of the potential acquiror. The proposal was highly conditional, and was subject to significant additional due diligence, as well as a number of other uncertainties and issues. Although subsequent discussions continued between the parties as to price, as well as such conditions, issues and uncertainties, the parties were unable to reach agreement and the proposal was withdrawn and discussions terminated. At the March 6 and 20 Board meetings, in addition to the alternative of determining not to proceed with any transaction at the current time, particular attention was focused on two types of transactions: a recapitalization involving the payment of a special cash dividend to stockholders of the Company of $12.50 per Share and an alternative transaction (a "sponsored recapitalization") which would involve the purchase by one or more third party financial investors of newly issued voting stock of the Company, representing approximately 50% of the Company's equity after giving effect to such investment. This sponsored recapitalizaton would permit the Company to make cash payments to existing stockholders in the range of $30 per Share, while allowing them to retain a substantial equity interest in the Company. Following such discussion at the March 20, 1998 meeting, the Board of Directors approved a recapitalization transaction which contemplated the payment of a $12.50 dividend, but also provided that it could be abandoned by the Board of Directors for any reason at any time, including if the Company were to negotiate a sponsored recapitalization on acceptable terms. Declaration and payment of the dividend was subject to a number of conditions, including the satisfactory completion of a tender offer and consent solicitation for the Company's 11 1/8% Series B Senior Subordinated Notes due 2005 (the "Old Notes") and the closing of a new bank credit facility.

  On March 26, 1998, the Company commenced an offer to purchase and consent solicitation with respect to all of the outstanding Old Notes in order to provide the Company with additional financial and operational flexibility on a going forward basis, including to facilitate the payment of the $12.50 dividend or the consummation of an alternative transaction, through eliminating most of the covenants in the indenture governing the Old Notes. Such offer to purchase and consent solicitation was consummated on April 23, 1998 and all but $532,000 principal amount of the Old Notes were purchased by the Company.

  Discussions continued through April between representatives of the Company and third parties concerning a potential sponsored recapitalization. The Company received a preliminary proposal from a financial investor relating to a sponsored recapitalization which would have permitted the Company to make a cash payment to stockholders in the range of $30 per Share. The cash payment would have been financed by leveraging the Company with additional debt and from the sale of new equity in the Company to the financial investor. The proposal stated that the aggregate equity ownership of existing stockholders following such transaction would be approximately 50% but was subject to a number of adjustments which the Company believed could have had the effect of reducing such ownership significantly. During the course of such discussions, the Company also met with potential financing sources and began developing the Recapitalization Plan.

  At a meeting held on May 6, 1998, the Company's legal and financial advisors and management discussed in detail with the Board of Directors the terms, conditions, consequences and relative merits of the Recapitalization Plan, the payment of a $12.50 dividend and the possibility of determining not to pursue any transaction at this time, as well as the preliminary proposal relating to a sponsored recapitalization and the status of discussions relating thereto. The Board of Directors concluded that the sponsored recapitalization proposal that had been made by a third party, which was preliminary and subject to a number of significant conditions, (i) would have delivered total value of less than the Recapitalization Plan when considering the proposed equity ownership adjustments discussed above and (ii) was subject to negotiation of key economic and other material terms, additional due diligence and other uncertainties and, in the opinion of the Board of Directors, presented a substantially greater risk of nonconsummation than the Recapitalization Plan.

  At the May 6, 1998 meeting, the Board of Directors also discussed the terms of the financing necessary to pursue the Recapitalization Plan, including the terms of the Senior Preferred Stock and the Warrants. The Board of Directors was advised that the Company expected to receive assurances with respect to financing the Recapitalization Plan in the form of commitments from the Credit Facility Banks, a highly confident letter with respect to the offering of the Senior Subordinated Notes and a forward underwriting commitment with respect to the offering of the Senior Preferred Stock Units, each from a certain financial institution. See "--Certain Effects of the Plan; State Statutes" and "THE OFFER--Section 8." Representatives of Goldman Sachs, present at the meeting, discussed a number of aspects of the Recapitalization Plan, including, among other things, various financial ratios giving effect to the Recapitalization Plan and the Financing, the terms of the Senior Subordinated Notes and the Senior Preferred Stock Units, variables that might affect trading prices of the Shares following consummation of the Offer and the Recapitalization Plan and data with respect to comparable public companies suggesting a range of prices at which the Shares may possibly trade in the near and longer term, based upon different sets of assumptions. In addition, at such meeting, a representative of Valuation Research Corporation made a presentation to the Board of Directors, which updated a presentation by Valuation Research Corporation previously delivered to the Board of Directors at the March 20 meeting (collectively, the "Valuation Research Presentations"), supporting the conclusions that the Company, following consummation of the Recapitalization Plan, will be able to pay its obligations as they come due and that the Company's net assets are sufficiently in excess of its capital so that the implementation of the Recapitalization Plan and the purchase of the Shares pursuant to the Offer will not impair the Company's capital. The Valuation Research Presentations support (based on the assumptions stated therein) the conclusion that the value of the Company's assets following the consummation of the Recapitalization Plan would exceed its liabilities. The Valuation Research Presentations contained various assumptions relating to valuation methodologies and contingent liabilities and assume the accuracy of various projections concerning the Company's business on a going forward basis. No assurances can be given that such assumptions and projections will prove to be accurate. At the May 6 meeting, the terms of the Rights Agreement, which had previously been discussed with the Board of Directors, were also reviewed in light of the Recapitalization Plan. At the conclusion of the May 6 meeting, the Board of Directors expressed general support of the Recapitalization Plan without taking formal action with respect thereto.

  The Board of Directors held further meetings on May 7, May 11 and May 12 at which, following additional discussion of the Recapitalization Plan and of the status of the terms of the Financing (which continued to be negotiated during such period) and the Rights Agreement, the Board of Directors unanimously determined that the Recapitalization Plan and the Offer are fair to, and in the best interests of, the Company and its stockholders and voted unanimously to approve the Recapitalization Plan, the making of the Offer and the transactions contemplated thereby. See "THE RECAPITALIZATION PLAN--Position of the Board of Directors."

PURPOSE OF THE RECAPITALIZATION PLAN

  The Company is making the Offer as part of its Recapitalization Plan. The Recapitalization Plan has been developed by the Company to provide stockholders the opportunity to realize value on a significant portion of their investment in the Company in the near term, while retaining a continuing equity interest in the Company subject to limited dilution resulting from issuance of the Warrants. Although the Company will, on a going forward basis, be more highly leveraged than has recently been the case, the Board of Directors of the Company believes that the resulting level of indebtedness is acceptable and that the Company will have sufficient additional borrowing capacity, including availability under the New Credit Facility, to execute its business strategy. The Recapitalization Plan contemplates the implementation of a number of actions to accomplish these objectives, including the making of the Offer, which will allow stockholders to sell a significant portion of their Shares at a premium over current market prices, the incurrence of the Financing and the adoption of a shareholder rights agreement to deter coercive and unfair takeover tactics by third parties that may jeopardize stockholder realization of the benefits of the Recapitalization Plan. See "THE RECAPITALIZATION PLAN--Purpose of the Recapitalization Plan." The Recapitalization Plan may be amended, modified and supplemented in any and all respects, by action of the Board of Directors at any time with respect to any of the terms contained in the Recapitalization Plan including, without limitation, to proceed with a sponsored recapitalization transaction or other alternative transaction; provided that, if such amendment has an effect on the Offer, the Recapitalization Plan can only be amended to the extent permitted hereby. See "THE OFFER--Section 2."

  The Offer. The purpose of the Offer is to provide stockholders with the opportunity to sell a significant portion of their Shares to the Company at a premium over current market prices while also permitting them the opportunity to retain a continuing equity interest in the Company subject to limited dilution resulting from issuance of the Warrants. The reduction in the number of the Shares outstanding as a result of the consummation of the Offer will proportionately increase the per Share interest represented by the remaining Shares in the Company. Accordingly, stockholders should also be aware that, after the consummation of the Offer, future increases and declines in earnings will be greater on a per Share basis due to a smaller number of outstanding Shares. See "THE RECAPITALIZATION PLAN--Certain Effects of the Recapitalization Plan."

  Stockholder Rights Agreement. The Recapitalization Plan and related transactions are also designed to provide the Company with the stability necessary to implement its long-term business plan while preserving its flexibility to act in the interest of stockholders in response to any potential acquisition proposals. Accordingly, as part of the Recapitalization Plan, the Board of Directors, at its meeting on May 12, 1998, adopted a Rights Agreement (the "Rights Agreement") between the Company and BankBoston, N.A., as Rights Agent, and declared a dividend distribution of one right (a "Right") for each outstanding Share to stockholders of record at the close of business on May 20, 1998 (the "Record Date"). The Rights Agreement is designed to deter coercive and unfair takeover tactics employed by third party acquirors which could otherwise deprive current stockholders of both the current and long-term values which the Company seeks to achieve through the consummation of the Recapitalization Plan. At the same time, the Rights Agreement is not intended to prevent an acquisition of the Company nor does the Board of Directors believe it will do so. The Company believes that the declaration of the Rights dividend pursuant to the Rights Agreement should not affect any prospective offeror willing to make an offer at a fair price to all stockholders or to negotiate with the Board of Directors and will not interfere with a merger or a business combination approved by the Board of Directors as fair to, and in the best interests of, the Company and its stockholders. See "--Rights Agreement."

CERTAIN EFFECTS OF THE RECAPITALIZATION PLAN

  Implementation of the Recapitalization Plan will have a substantial impact upon the Company, which may affect the value of an investment in the Shares after the consummation of the Recapitalization Plan, including the effects described below. The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the matters discussed below as well as the factors described in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

  Amount of Leverage. As a result of the Recapitalization Plan, the Company will be highly leveraged, with indebtedness that is very substantial in relation to its stockholders' equity. After giving pro forma effect to the Recapitalization, at January 31, 1998, the Company would have had total indebtedness of $524.3 million and stockholders' equity would have been a deficit of $279.3 million. The New Credit Facility and the Indenture (as defined below) will permit the Company to incur or guarantee certain additional indebtedness, subject to certain limitations. See "THE OFFER--
Section 8" and "--Section 10."

  In addition, the substantial leverage will have a negative effect on the Company's net income. For the fiscal year ended January 31, 1998, the Company's net income on a pro forma basis as adjusted to give effect to the Recapitalization Plan would have been $12.7 million, including non-recurring gains, net of tax expense, of approximately $20.3 million, compared to the historical net income of $40.7 million for such period. Pro forma net interest expense would have been $49.2 million for the year ended January 31, 1998 as compared to $17.3 million for the same period on an historical basis. Pro forma net interest expense is based on Company estimates of interest rates at the time that the Financing is expected to be consummated. See "THE OFFER--
Section 10."

  The Company's high degree of leverage could have important consequences to holders of Shares, including but not limited to the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and other purposes, including capital expenditures; (iii) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business or changing market conditions. In addition, the Company's ability to repay or to refinance its obligations with respect to its indebtedness will depend on its future financial and operating performance, which, in turn, will be subject to a number of factors, many of which are beyond the Company's control, including, but not limited to, increased operating costs, product pricing and competitive pressures, and delays in implementing strategic plans. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital, or refinance or restructure its debt. It is anticipated that no dividends will be paid to stockholders in the foreseeable future. See "THE OFFER--Section 7." These factors may have a material adverse effect on the marketability, price and future value of the Shares.

  As common equity securities of the Company, the Shares rank below all debt claims and the liquidation preference of the Senior Preferred Stock in the event of the insolvency or bankruptcy of the Company. Because of the significantly increased leverage of the Company following the consummation of the Recapitalization Plan and the issuance of the Senior Preferred Stock, such senior claims will be substantially greater than those currently existing.

  State Statutes. Under the Delaware General Corporation Law (the "DGCL"), a corporation may not purchase its own shares of capital stock when the capital of the corporation is impaired or when such purchase would cause any impairment of its capital. The Board of Directors of the Company believes that the purchase of Shares pursuant to this Offer is permissible under the DGCL, on the basis of, among other things, the Valuation Research Presentations. See "THE RECAPITALIZATION PLAN--Background of the Recapitalization Plan," "THE OFFER--Section 6," "--Section 8" and "--Section 10."

  If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that, at the time the Company purchased Shares pursuant to the Offer, (i) the Company incurred the Financing or purchased the Shares with the intent of hindering, delaying or defrauding current or future creditors or (ii)(a) the Company received less than reasonably equivalent value or fair consideration in connection with the repurchase of Shares pursuant to the Offer and (b) the Company (1) was insolvent or was rendered insolvent by reason of the Recapitalization Plan and such repurchase, including the incurrence of the indebtedness related thereto, (2) was engaged in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur obligations beyond its ability to pay as such obligations matures (as the foregoing terms are defined in or interpreted under the applicable fraudulent conveyance statutes) or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), such court could determine to invalidate the Company's purchase of the Shares pursuant to the Offer and require that such stockholders return the Purchase Price for their Shares to the Company or that the Company establish a fund with such amounts for the benefit of its creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, the Company would be considered insolvent if the fair value of the Company's assets is less than the amount of the Company's total debts and liabilities or if the Company has incurred debt beyond its ability to repay such debt as it matures. The Board of Directors believes, based in part on the Valuation Research Presentations, that the Company following the consummation of the Recapitalization Plan will not be insolvent. See "THE RECAPITALIZATION PLAN--Background of the Recapitalization Plan" and "THE OFFER--Section 10."

  Certain Business Risks. There are certain risks associated with the Company's business, including, in particular, that a significant portion of its sales and earnings is attributable to foreign operations, that currency fluctuations could adversely affect the Company's operations and that the market in which the Company operates is highly competitive. Following the implementation of the Recapitalization Plan, the increased leverage on the Company will render it more difficult for the Company to respond to these risks. Moreover, the reduction in the number of the Shares outstanding will proportionately increase the per Share interest represented by the remaining Shares in the Company and accordingly, any future declines in earnings will be greater on a per Share basis due to a smaller number of outstanding Shares.

  Certain Anti-Takeover Effects. The Rights Agreement may have certain anti-takeover effects. See "THE RECAPITALIZATION PLAN--Rights Agreement." In addition, the Senior Subordinated Notes and the Senior Preferred Stock will contain provisions that may have certain anti-takeover effects. See "THE OFFER--Section 8." Moreover, the Apollo Parties currently beneficially own and (assuming all outstanding Shares are tendered in the Offer) will, following the Expiration Date, beneficially own, approximately 36% of the Shares and have three representatives on the Board of Directors of the Company. Such provisions, the Rights Agreement and the level of the Apollo Parties' ownership may have the effect of discouraging certain persons from purchasing Shares in circumstances that would provide stockholders an opportunity to sell some or all of their Shares at a premium over prevailing market prices. In addition, these factors would tend to insulate current management against the possibility of removal in the event of a takeover bid. In its review and approval of the Recapitalization Plan, the Board of Directors considered these and other factors, including the Company's increased vulnerability to unfair takeover tactics resulting from its reduced market capitalization following the consummation of the Offer.

  Notwithstanding the above, the Company believes that the consummation of the Offer and implementation of the Recapitalization Plan will not restrict its ability to negotiate and consummate any sale of all or part of the Company which the Board of Directors considers to be fair and in the best interests of stockholders. Additionally, the Company does not believe that the Recapitalization Plan will deprive it of the flexibility to evaluate and respond to any acquisition proposal.

  Certain Effects of the Offer. The Offer provides stockholders with the opportunity to sell a significant portion of their Shares to the Company at a premium over current market prices while also permitting them the opportunity to retain a continuing equity interest in the Company subject to limited dilution resulting from issuance of the Warrants. The reduction in the number of the Shares outstanding as a result of the consummation of the Offer will proportionately increase the per Share interest represented by the remaining Shares in the Company. Accordingly, stockholders should also be aware that, after the consummation of the Offer, future increases and declines in earnings will be greater on a per Share basis due to a smaller number of outstanding Shares. In addition, stockholders should note that the Purchase Price ($40 per Share) represents a substantial premium over the closing sale price of the Shares ($29 7/8 per Share) as reported on NASDAQ on May 14, 1998, the day following announcement of the Recapitalization Plan and the Offer. The market price of the Shares following consummation of the Recapitalization Plan and the Offer is expected to be substantially lower than the Purchase Price and the market price of the Shares on the date hereof. Accordingly, any Shares not tendered pursuant to the Offer and any tendered Shares not accepted for payment by reason of proration or otherwise, are expected to have a market price following consummation of the Offer that is substantially lower than the Purchase Price and the market price of the Shares on the date hereof. If the market price for Shares following consummation of the Offer is below the Purchase Price, as expected, stockholders can be assured of maximizing the value of their holdings after giving effect to consummation of the Offer (the sum of the market price of their Shares following the Offer plus the amount received in the Offer) only by tendering 100% of their Shares.

  The Company has no present intention of acquiring Shares in addition to the Shares purchased pursuant to the Offer. However, the Company reserves the right to purchase additional Shares on the open market in the future, through public tenders or otherwise, in amounts and at times not now determinable and at prices that could be higher or lower than the Purchase Price. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, the results of the Offer, the terms of its outstanding debt and preferred stock, and general economic and market conditions.

  The Company presently intends to retain as treasury stock all Shares purchased pursuant to the Offer. Authorized but unissued Shares would be available for issuance by the Company upon authorization by its Board of Directors, generally without the prior approval of the Company's stockholders, except in connection with certain transactions for which stockholder approval is required, under applicable general corporation law; retaining repurchased Shares as treasury stock would render inapplicable any stockholder voting requirements of the National Association of Securities Dealers, Inc. (the "NASD") in connection with any future reissuances which would otherwise be applicable. Except as described above and except for Shares reserved for issuance upon any exercise of Warrants, the Company has no immediate plans to reissue any Shares purchased in the Offer.

  For a discussion of the effects of the Offer on the market for the Shares, see "THE OFFER--Section 12."

  Other Effects of the Recapitalization Plan. Following the Expiration Date, the Company shall take such actions as are necessary and consistent with the terms of the Company's 1995 Stock Option and Award Plan (as amended in 1996) and the Company's 1996 Directors' Stock Plan (and any agreements relating to such plans) (collectively, the "Company Option Plans"), to assure that appropriate, equitable adjustments are provided for to fully take account of the Offer. The Company will also take such actions as the Board of Directors deems appropriate with respect to other stock-based benefit plans, awards and bonuses.

  The Company expects that each of the directors and officers of the Company will tender all of his or her Shares in the Offer. In addition, the Apollo Parties have agreed to tender all of their Shares in the Offer. If substantially all of the Shares outstanding are tendered pursuant to the Offer, the percentage of each stockholder's current ownership will not change by reason of the Offer. It is expected therefore that any change resulting from the Recapitalization Plan in the percentage ownership of any stockholder will be minimal, subject to limited dilution resulting from issuance of the Warrants. See "THE OFFER--Section 9."

POSITION OF THE BOARD OF DIRECTORS

  The Board of Directors, in reaching its determination that the Recapitalization Plan and the Offer are fair to, and in the best interests of, the Company and its stockholders and prior to voting unanimously to approve the Recapitalization Plan, the making of the Offer and the transactions contemplated thereby, considered, among other things, the purposes and potential effects of the Recapitalization Plan, including the aggregate amount payable to stockholders upon consummation of the Offer, the anticipated short-term and long-term impact on the Company and, in particular, the ability of the Company to finance its current and projected operating and capital requirements and to implement its business plan going forward and the effect of the Recapitalization Plan on the trading price of the Shares and in the near and longer term. The Board of Directors also considered the available alternatives to the Recapitalization Plan, including determining not to pursue any transaction at this time. Particular attention was paid to the fact that no acceptable alternative transaction was proposed as a result of the process initiated by Goldman Sachs and publicly announced in January 1998 and that the only proposals received were highly conditional and uncertain and, in the Board of Directors' judgment, did not provide value as great as the Recapitalization Plan. In reaching its conclusions, the Board of Directors relied on the advice of Goldman Sachs with respect to certain financial matters and the Valuation Research Presentations. However, in accordance with the customary practice of Goldman Sachs in connection with transactions similar to the Recapitalization Plan, Goldman Sachs did not provide an opinion to the Company or the Board of Directors with respect to the fairness of the Recapitalization Plan. The Board of Directors also took into account the current availability of what it believed to be attractive terms for the Financing in the capital markets at the present time. The Board of Directors also considered that the Offer is being made available to all stockholders on an equal basis and that stockholders will be able to retain their equity interest in the Company subject to limited dilution resulting from issuance of the Warrants. See "THE RECAPITALIZATION PLAN--Certain Effects of the Recapitalization Plan."

  STOCKHOLDERS SHOULD NOTE THAT THE PURCHASE PRICE ($40 PER SHARE) REPRESENTS A SUBSTANTIAL PREMIUM OVER THE CLOSING SALE PRICE OF THE SHARES ($29 7/8 PER SHARE) AS REPORTED ON NASDAQ ON MAY 14, 1998, THE DAY FOLLOWING ANNOUNCEMENT OF THE RECAPITALIZATION PLAN AND THE OFFER. THE MARKET PRICE OF THE SHARES FOLLOWING CONSUMMATION OF THE RECAPITALIZATION PLAN AND THE OFFER IS EXPECTED TO BE SUBSTANTIALLY LOWER THAN THE PURCHASE PRICE AND THE MARKET PRICE OF THE SHARES ON THE DATE HEREOF. ACCORDINGLY, ANY SHARES NOT TENDERED PURSUANT TO THE OFFER AND ANY TENDERED SHARES NOT ACCEPTED FOR PAYMENT BY REASON OF PRORATION OR OTHERWISE, ARE EXPECTED TO HAVE A MARKET PRICE FOLLOWING CONSUMMATION OF THE OFFER THAT IS SUBSTANTIALLY LOWER THAN THE PURCHASE PRICE AND THE MARKET PRICE OF THE SHARES ON THE DATE HEREOF. IF THE MARKET PRICE FOR SHARES FOLLOWING CONSUMMATION OF THE OFFER IS BELOW THE PURCHASE PRICE, AS EXPECTED, STOCKHOLDERS CAN BE ASSURED OF MAXIMIZING THE VALUE OF THEIR HOLDINGS AFTER GIVING EFFECT TO CONSUMMATION OF THE OFFER (THE SUM OF THE MARKET PRICE OF THEIR SHARES FOLLOWING THE OFFER PLUS THE AMOUNT RECEIVED IN THE OFFER) ONLY BY TENDERING 100% OF THEIR SHARES.

RIGHTS AGREEMENT

  On May 12, 1998, the Company declared a dividend distribution of one Right for each outstanding Share to stockholders of record at the close of business on the Record Date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), at a purchase price of $70, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

  Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the

Common Stock and a Distribution Date will occur upon the earlier of (i) ten business days following a public announcement that a person has become an Acquiring Person (the "Stock Acquisition Date"), or (ii) ten business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. "Acquiring Person" means any person who or which, together with all affiliates and associates of such person, shall be the beneficial owner of fifteen percent (15%) or more of the Shares then outstanding, but shall exclude (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan of the Company or of any subsidiary of the Company, (iv) any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Exempted Person (i.e., certain persons whose 15% ownership prior to the execution of the Rights Agreement were "grandfathered"), (vi) any person, together with such person's affiliates and associates, whose percentage beneficial ownership is increased to more than fifteen percent (15%) of the outstanding Shares by reason of any repurchase of Common Stock by the Company; provided that, in the case of clause (vi), such person, together with such person's affiliates and associates, (a) does not acquire any Common Stock after the public announcement of the repurchase of Common Stock by the Company in connection with the Offer, as the same may be amended or modified and (b) does not acquire any shares of Common Stock following any repurchase of Common Stock by the Company if such repurchase would result in such person, together with such person's affiliates and associates, owning in excess of fifteen percent (15%) of the outstanding Common Stock.

  Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series B Preferred Stock will be issued.

  The Rights are not exercisable until the Distribution Date and will expire at the 5:00 p.m. (New York City time) on May 31, 2000, unless earlier redeemed or extended by the Company as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

  In the event that a person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

  For example, at an exercise price of $70 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $140 worth of Common Stock (or other consideration, as noted above) for $70. Assuming that the Common Stock had a per share value of $35 at such time, the holder of each valid Right would be entitled to purchase four shares of Common Stock for $70.

  In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction (other than a merger which follows an offer described in the second paragraph), or (ii) fifty percent (50%) or more of the Company's assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second paragraph are referred to as the "Triggering Events."

  At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.005 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.005 redemption price.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for Common Stock of the Acquiring Person as set forth above.

  Any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen a time period relating to when the Rights may be redeemed may be made at such time as the Rights are not redeemable.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by the Company at any time until ten
(10) business days following the Stock Acquisition Date.

                                   THE OFFER

  1. NUMBER OF SHARES; PRORATION. Upon the terms and the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment and pay for 12,000,000 Shares (approximately 59% of the total Shares outstanding as of May 15, 1998) which are validly tendered (and not withdrawn in accordance with Section 4) on or prior to the Expiration Date at a price of $40.00 per Share. The term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, June 17, 1998, unless and until the Company, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend, delay, terminate or amend the Offer, see Section 2. Subject to Section 3, in the event of an over-subscription of the Offer as described below, Shares tendered prior to the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

  THE OFFER IS CONDITIONED UPON THE SATISFACTION OF THE MINIMUM CONDITION. THE OFFER IS ALSO CONDITIONED ON, AMONG OTHER THINGS, THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING TO PURCHASE SHARES PURSUANT TO THE OFFER AND TO PAY RELATED FEES AND EXPENSES. SEE SECTION 6.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer.

  Upon the terms and conditions of the Offer, if more than 12,000,000 Shares have been properly tendered and not withdrawn prior to the Expiration Date, the Company will purchase Shares properly tendered prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares). In the event that proration of tendered Shares is required, because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, the Company does not expect that it will be able to announce the final proration factor or to commence delivering to tendering stockholders payment for any Shares purchased pursuant to the Offer until approximately ten (10) NASDAQ trading days after the Expiration Date. The preliminary results of any proration will be publicly announced as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent or the Dealer Managers and may be able to obtain such information from their brokers. Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of properly tendered Shares. See Section 3. THE PURCHASE OF SHARES PURSUANT TO THE OFFER COULD BE DELAYED IN ORDER TO COMPLETE THE FINANCING DESCRIBED IN
SECTION 8. THE COMPANY EXPRESSLY RESERVES THE RIGHT TO EXTEND THE PERIOD OF TIME DURING WHICH THE OFFER IS OPEN, IF NECESSARY, TO OBTAIN SUCH FINANCING.

  This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  As of May 15, 1998, the Company had issued and outstanding 20,420,902 Shares, and an additional 2,446,582 Shares were issuable upon exercise of Options outstanding on such date; Options to acquire 1,027,787 Shares were exercisable at prices less than or equal to $29 7/8, the closing sales price per Share on May 14, 1998. As of May 14, 1998, there were approximately 73 stockholders of record. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of Shares. For further information concerning the ownership of Shares by certain persons including directors and executive officers of the Company who have indicated that they intend to tender Shares owned by them pursuant to the Offer, see Section 9.

  2. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

  The Company expressly reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open for any reason and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. There can be no assurance that the Company will exercise its right to extend the Offer.

  The Company also expressly reserves the right, subject to applicable laws (including applicable regulations of the Securities and Exchange Commission (the "Commission")), in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares in order to comply, in while or in part, with any applicable law, government regulation or any other condition contained in Sections 6 and 13, (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 6 have not been satisfied or upon the occurrence of any of the events specified in Section 6 and (iii) subject to certain exceptions set forth below, waive any condition or otherwise amend the Offer in any respect; in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by causing the Depositary to provide as soon as practicable thereafter a copy of such notice to all holders of Shares whose Shares have not been taken up prior to the extension. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. The Company acknowledges that the Commission believes that (a) if the Company is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (b) circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to the obtaining of certain required regulatory approvals.

  Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer).

  If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. With respect to a change in price or a change in the percentage of securities sought (other than an increase in the number of Shares sought of not more than 2%), a minimum ten
(10) business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, (i) the Company increases or decreases the price to be paid for the Shares, the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders, the Offer will be extended, at least until the expiration of such ten (10) business day period. Any extension of the Offer will not constitute a waiver by the Company of any of the conditions set forth in Section 6. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the times period from 12:01 a.m. through midnight, New York City time. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designated to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or as otherwise may be required by law.

  3. PROCEDURES FOR TENDERING SHARES.

  Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares as described below, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to the Company. In addition, either (i) certificates evidencing tendered Shares must be received by the Depositary at any such address or such Shares must be tendered pursuant to the procedure for book-entry transfer (and a confirmation of receipt of such delivery must be received by the Depositary), in each case, on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. The term "Agent's Message" means a message transmitted by The Depository Trust Company or the Philadelphia Depository Trust Company (or any other "qualified" registered securities depository to allow for the book entry movement of tendered Shares between depository participants and the Depositary) (each, a "Book-Entry Transfer Facility") to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facilities within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through a book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be followed.

  DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Except as otherwise provided below, signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing constituting an "Eligible Institution"). Signatures on Letters of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates representing Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates are not immediately available, or such stockholder cannot deliver the certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered if the following guaranteed delivery procedures are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, is received by the Depositary as provided below on or prior to the Expiration Date; and

    (c) the certificates representing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF THE DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

  Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding on payments made to stockholders with respect to the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup United States federal income tax withholding by completing the substitute IRS Form W-9 included in the Letter of Transmittal. Certain stockholders (including all corporations and certain foreign individuals) are exempt from backup withholding. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 signed under penalties of perjury, attesting to that person's exempt status. See Instruction 8 of the Letter of Transmittal.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE IRS FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

  For a discussion of certain federal income tax consequences to tendering stockholders, see Section 14.

  Withholding For Foreign Stockholders. Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold federal income taxes equal to 30% of the gross payments attributable to the Company's deemed purchase of the Shares payable to a foreign stockholder or its agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by such stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not a "United States person" as defined in Section
14. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld (i) to the extent such stockholder's shares are deemed to be sold to the Company if such stockholder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or (ii) to the extent such stockholder is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding will generally not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign stockholders are urged to consult their tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 9 of the Letter of Transmittal.

  Determination of Validity. All questions as to validity, form, eligibility, (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Company's counsel, be unlawful. The Company reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Company, any of its affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Tendering Stockholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's representation and warranty to the Company that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

  4. WITHDRAWAL RIGHTS; STATUTORY RIGHTS.

  Tenders of Shares pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date (including such later date as may apply in case the Offer is extended). Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 15, 1998 unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the Offer, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination shall be final and binding. None of the Company, any of its affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

  5. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of: (i) the Expiration Date and (ii) the date of satisfaction or waiver of the conditions set forth in
Section 6. In addition, the Company reserves the right, in its sole discretion and subject to applicable law, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, government regulation or any other condition contained herein. See Section 6.

  For purposes of the Offer, the Company shall be deemed to have accepted for payment and thereby purchased tendered Shares of the Company if, as and when the Company gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Payment for Shares of the Company accepted for payment pursuant to the Offer will be made by deposit by the Company of the purchase price to be paid by it with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Company and transmitting such payments to tendering stockholders. Under no circumstances will interest be paid by the Company on the consideration paid for the Shares pursuant to the Offer, regardless of any delay in making such payment. The Company will pay all stock transfer taxes, if any, payable on the transfer of Shares purchased by it pursuant to the Offer, except as set forth in Instruction 6 of the Letter of Transmittal.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a certificate(s) for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or Agent's Message and any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares of the Company pursuant to the Offer, see Section 3.

  In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence delivering to tendering stockholders payment for Shares purchased until approximately ten
(10) NASDAQ trading days after the Expiration Date. If any tendered Shares are not accepted for payment for any reason or if certificate(s) are submitted for more Shares than are tendered, certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  If the Company increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such shares were tendered or accepted for payment prior to such increase in consideration.

  During the pendency of the Offer, the Company will not purchase any Shares whether in the open market or otherwise, except pursuant to the Offer.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence on the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

  6. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provisions of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(i) under the Exchange Act, if (i) the Minimum Condition shall not have been satisfied; or (ii) at any time on or after May 13, 1998 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred or the Company shall have learned of the occurrence thereof) that, in the Company's sole judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

    (a) if the Company is unable to obtain the proceeds of the Financing on terms and conditions satisfactory to the Company;

    (b) there shall have been threatened, instituted or pending any litigation or other proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, regulatory or administrative authority or tribunal, domestic or foreign, that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), stock ownership, income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future condition of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

    (c) there shall have been any litigation or other proceeding threatened, pending or taken that seeks to prevent consummation of the Recapitalization Plan or any constituent element thereof (including the Offer) or to obtain damages or any other relief as a result of such consummation or in connection with the Recapitalization Plan or the process leading thereto, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court, authority, agency, regulatory or administrative authority or tribunal, domestic or foreign that, in the sole judgment of the Board of Directors of the Company, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), stock ownership, income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

    (d) there shall have occurred any of the following events if any such event would, in the sole judgment of the Board of Directors, make it inadvisable to proceed with the Recapitalization Plan or the Offer: (i) any event that has resulted, or that the Board of Directors of the Company determines is reasonably likely to result, in an actual or threatened material change in the business, condition (financial or other), stock ownership, income, operations or prospects of the Company, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (v) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any other event that, in the Company's sole judgment, has the reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; (vi) any significant adverse change in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares; (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or
  (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of ten percent (10%) measured from the close of business on May 12, 1998;

    (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that
  (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than five percent (5%) of the outstanding Shares, or any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding Shares; or

    (f) (1) the Board of Directors of the Company shall have not received a letter from Valuation Research Corporation (or from a firm similar to Valuation Research Corporation that is satisfactory to the Company) in form and substance satisfactory to it, dated on or about the Expiration Date to the effect that (i) under Delaware law the amount of the Company's surplus immediately prior to the payment by the Company under the Offer exceeds the value of the cash that is to be distributed to stockholders of the Company pursuant to the Offer; (ii) the present fair saleable value of the assets of the Company is greater than the amount required to pay its probable liabilities on its debts (including, without limitation, the Financing, stated liabilities, and identified contingent liabilities) as such debts become absolute and matured; (iii) the Company is and will be able to pay its debts (including, without limitation, the Financing, stated liabilities, and identified contingent liabilities) as such debts mature and (iv) the Company will not have unreasonably small capital for the business in which the Company is engaged, as management has indicated it is now conducted and it is proposed to be conducted following the consummation of the Recapitalization Plan and the Offer or (2) the Board of Directors of the Company shall have determined that any of the conditions set forth in clauses (i) through (iv) above is not satisfied.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

  A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

  7. PRICE RANGE OF SHARES; DIVIDENDS.

  The Common Stock is presently traded on NASDAQ under the symbol "SAMC". The table below sets forth the high and low sale prices for the Common Stock for fiscal years 1997 and 1998 and through May 14, 1998 (as reported on NASDAQ). On May 12, 1998, the last full trading date prior to the Company's announcement of the Recapitalization Plan, the closing per Share sales price as reported on NASDAQ was $28 15/16. On May 18, 1998, the second to last full trading date prior to the commencement of the Offer, the closing per Share sales price as reported on NASDAQ was $28 5/8.

                                                                HIGH    LOW
                                                                ----    ---
   FISCAL 1997
   Fiscal quarter ended:
     April 30, 1996............................................ 19 1/4   9 5/8
     July 31, 1996............................................. 24 1/2  17 3/8
     October 31, 1996.......................................... 40 3/4  18
     January 31, 1997.......................................... 45 3/4  33 1/2
   FISCAL 1998
   Fiscal quarter ended:
     April 30, 1997............................................ 50 7/8  37 1/4
     July 31, 1997............................................. 51 1/4  40 3/4
     October 31, 1997.......................................... 53 1/8  35 7/8
     January 31, 1998.......................................... 46 3/4  25
   FISCAL 1999
     Fiscal quarter ended April 30, 1998....................... 37 7/8  26 9/16
     May 1, 1998 through May 14, 1998.......................... 29 7/8  27

  As of May 14, 1998, the number of holders of record of the Common Stock was
73. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of Shares. For further information concerning the ownership of Shares by certain persons, including directors and executive officers of the Company who have indicated that they intend to tender Shares owned by them pursuant to the Offer, see Section 9.

  The Company has not paid any dividends to its stockholders within the past two fiscal years. Future dividend policy will depend upon the earnings and financial condition of the Company, the Company's needs for funds and other factors. The payment of dividends is restricted by the terms of the Financing. See Section 8.

  8. SOURCE AND AMOUNT OF FUNDS. The consummation of the Offer is expressly conditioned upon, among other things, the Company having obtained the proceeds of the Financing on terms and conditions satisfactory to the Company. See
Section 6. Assuming the Company purchases 12,000,000 Shares pursuant to the Offer at the Purchase Price of $40.00, the funds required to consummate the Recapitalization Plan, including the refinancing of certain existing indebtedness and the payment of all related fees and expenses of the Offer, will be approximately $693 million. Funds for the purchase of Shares pursuant to the Offer, for the refinancing of certain existing indebtedness and for the payment of related fees and expenses are expected to be obtained from (a) a private placement of $350 million aggregate principal amount of Senior Subordinated Notes and a private placement of $175 of the Senior Preferred Stock Units, aggregating to $525 million, in each case to the Private Placement Participants and (b) a new $300 million credit facility from the Credit Facility Banks. See Section 6. The amount that will be required to be borrowed to finance the Recapitalization Plan will be reduced to the extent that Options are exercised in connection with the Offer. Options to purchase an aggregate of 1,027,787 Shares at a weighted average exercise price of approximately $16.47 per Share are currently exercisable at prices less than or equal to $29 7/8, the closing sales price per Share on May 14, 1998.

  The Company anticipates that the debt incurred in connection with the purchase of Shares pursuant to the Offer will be repaid from general corporate funds or other sources, which may include the proceeds of short-term or long-term borrowings, including the sale or debt securities or the proceeds from the sale of equity securities or of assets.

 Rule 144A Financings.

  The private placement of $525 million of Senior Subordinated Notes and Senior Preferred Stock Units by the Company is expected to be consummated immediately prior to the Expiration Date. The Company has received a highly confident letter with respect to the offering of the Senior Subordinated Notes and a forward underwriting commitment with respect to the offering of the Senior Preferred Stock Units, each from a certain financial institution, each of which is subject to the satisfaction of various conditions, including negotiation and execution of definitive documentation satisfactory to such party (including the legal counsel thereof) and to the Company as well as satisfactory due diligence.

  The Senior Subordinated Notes and the Senior Preferred Stock Units will be sold in private placement transactions that anticipate resales to "qualified institutional buyers" in compliance with Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act. Such securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Such securities shall not be offered or sold in the United States absent a registration or an applicable exemption from registration. Nothing contained herein constitutes an offer to purchase or a solicitation of an offer to buy any such securities. The proceeds from the placement of the Senior Subordinated Notes and the Senior Preferred Stock Units, together with borrowings under the New Credit Facility, will be used by the Company to purchase Shares pursuant to the Offer, to refinance existing debt and to pay related fees and expenses. The following summary of the principal terms of the Senior Subordinated Notes and the Senior Preferred Stock Units is based on the highly confident letter and the forward underwriting commitment referred to above. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of definitive documentation that will be finalized prior to completion of the Recapitalization Plan.

  Senior Subordinated Notes. The Company will issue and sell up to $350 million aggregate principal amount of Senior Subordinated Notes to the Private Placement Participants pursuant to an indenture to be entered into between the Company and at trustee (the "Indenture").

  The interest rate on the Senior Subordinated Notes, and the other terms of the Senior Subordinated Notes, will depend upon the interest rate and market conditions at the time the Senior Subordinated Notes are placed. However, it is anticipated that the interest rate on the Senior Subordinated Notes will be approximately 9 1/4% per annum based on current market conditions. It is also currently anticipated that the Senior Subordinated Notes will have the following features: (i) a maturity of ten years from issue date, (ii) be subordinated to all senior indebtedness of the Company (including the New Credit Facility) and senior to any subordinated indebtedness of the Company,
(iii) have semi-annual interest payment dates, (iv) be redeemable after five years at the option of the Company pursuant to the terms of the Indenture, (v) have registration rights and (vi) have such other or different terms as the Company agrees. The Senior Subordinated Notes will also contain affirmative and negative covenants that are usual and customary for similar transactions and financings, including restrictions on dividends, stock repurchases, liens, indebtedness, affiliate transactions, assets sales and mergers. The Senior Subordinated Notes will also provide for usual and customary events of default. In addition, certain changes in control of the Company will require the Company to purchase the Senior Subordinated Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. In certain instances following a sale of assets, the Company will be obligated to make an offer to purchase the Senior Subordinated Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the purchase date with the proceeds of such asset sales.

  Although the Company has received a highly confident letter from a certain financial institution with respect to the offering of the Senior Subordinated Notes, no assurances can be given that such offering will be consummated.

  Senior Preferred Stock Units. Concurrently with the consummation of the sale of the Senior Subordinated Notes, the Company expects to issue and sell up to $175 million aggregate liquidation preference of the Senior Preferred Stock and Warrants to purchase an aggregate of 1,959,000 Shares at an exercise price equal to a 110% of the closing market price of the Common Stock shortly following the consummation of the Offer, subject to customary anti-dilution adjustments. The dividend rate on the Senior Preferred Stock is anticipated to be approximately 12 1/2% per annum (based on current market conditions), and for five years after issuance, periodic dividends on the Senior Preferred Stock will not be required to be paid in cash and, if not paid in cash, will be paid in kind or added to the liquidation preference; thereafter, dividends will be required to be paid in cash. It is expected that the Senior Preferred Stock will be mandatorily redeemable on the twelfth anniversary of its issuance at a redemption price equal to its liquidation preference plus accumulated and unpaid dividends.

  The Senior Preferred Stock is expected to be redeemable at the option of the Company at a premium after the third anniversary of issuance and exchangeable at the option of the Company at any time for junior subordinated indebtedness of the Company with an interest rate equal to the dividend rate on the Senior Preferred Stock, with other terms similar to the Senior Preferred Stock. The Senior Preferred Stock is expected to be redeemable at the option of the holders thereof upon a change of control of the Company at a redemption price of 101% of liquidation preference plus accumulated and unpaid dividends.

  Although the Company has received a forward underwriting commitment with respect to the offering of the Senior Preferred Stock Units, such commitment is conditioned upon the satisfaction of a number of conditions, including the receipt of various professional opinions and other conditions which are usual and customary in private placement transactions. Accordingly, no assurances can be given that the offering of the Senior Preferred Stock Units will be consummated.

  New Credit Facility. The commitments dated May 8, 1998 from the Credit Facility Banks (the "Credit Facility Commitment") contemplates the borrowing of approximately $300 million by the Company pursuant to the New Credit Facility. The commitments are subject, among other things, to negotiation and execution of definitive financing agreements satisfactory to each such party (including the legal counsel thereof) and to the Company. The Company currently is negotiating definitive documentation for the New Credit Facility. The following summary of the principal terms of the New Credit Facility is based on the Credit Facility Commitment. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of a definitive credit agreement and other related documents that will be finalized prior to completion of the Offering.

  Pursuant to the Credit Facility Commitment, each of the Credit Facility Banks have agreed to provide the Company and its subsidiaries with a new $300 million credit facility, which will consist of a $250 million revolving credit facility (the "Revolving Credit Facility"), a portion of which initially will be available to the Company in U.S. dollars and a portion of which initially will be available in Belgian Francs and may be converted into other specified currencies (including, but not limited to, U.S. dollars) to be borrowed by Samsonite Europe N.V., a wholly owned subsidiary of the Company, and a $50 million term loan facility (the "Term Loan Facility") to be borrowed by Samsonite Europe N.V. (the Revolving Credit Facility and the Term Loan Facility are collectively referred to herein as the "New Credit Facility"). The Company and Samsonite Europe N.V. shall have the flexibility of redesignating the amount of the Revolving Credit Facility which may be borrowed by the Company and the amount which may be borrowed by Samsonite Europe N.V.; provided that the sum does not exceed the U.S. dollar equivalent of $250 million. A portion of the Revolving Credit Facility may be used to issue domestic and foreign documentary and standby letters of credit. The Revolving Credit Facility will have a final maturity of five years from the closing date. The Term Loan Facility will mature five years after the closing and will not have any scheduled principal payments prior to final maturity.

  All loans made to the Company under the Revolving Credit Facility will bear interest either at the higher of .50% per annum above the latest Federal Funds Rate and the B of A reference rate (the "Base Rate") or the Eurodollar rate (each to be defined in the definitive documentation), plus, in each case, the "Applicable Margin," which is initially anticipated to be in the range of approximately 1.875% to 2.25% per annum with respect to the Eurodollar rate loans and domestic standby letters of credit and 0.875% to 1.25% per annum with respect to the Base Rate. The Applicable Margin with respect to the aggregate undrawn face amount of each domestic documentary letter of credit is initially anticipated to be in the range of approximately 1.3875% to 1.6845%. All loans made to Samsonite Europe N.V. under the Revolving Credit Facility (including foreign standby letters of credit) and Term Loan Facility will bear interest at the Eurocurrency Rate plus the "Applicable Margin." The Applicable Margin with respect to the aggregate undrawn face amount of each foreign documentary letter of credit is initially anticipated to be in the range of approximately 1.3875% to 1.6845%. The Applicable Margin will rise or fall depending upon the financial performance of the Company. The Company will pay a commitment fee which initially will be
 .5% per annum on the unused portion of the Revolving Credit Facility. The fees paid in respect of domestic and foreign standby and documentary letters of credit will rise and fall depending on the financial performance of the Company, but in any event will not exceed 1.6845% per annum of the aggregate undrawn face amount of a foreign or domestic documentary letter of credit or 2.25% per annum of the aggregate maximum drawing amount of a foreign or domestic standby letter of credit.

  The obligations under the Revolving Credit Facility will be secured by a pledge by the Company of 100% of the capital stock of its major domestic subsidiaries and 66% of the capital stock of Samsonite Europe N.V. and other major non-domestic subsidiaries. The Company and its major domestic subsidiaries will guarantee the obligations under the Revolving Credit Facility.

  The definitive documentation governing the New Credit Facility will contain customary financial and other covenants that will, among other things, limit the ability of the Company (subject to customary and negotiated exceptions) to
(i) incur additional liens, (ii) incur additional indebtedness, (iii) make certain kinds of investments, (iv) prepay subordinate indebtedness, (v) make distributions and dividend payments to its stockholders, (vi) engage in affiliate transactions, (vii) make certain asset dispositions, (viii) make acquisitions and (ix) participate in certain mergers.

  9. CERTAIN INFORMATION CONCERNING OWNERSHIP OF SHARES. The following table sets forth certain information about persons known to the Company to be the beneficial owner of more than 5% of the Common Stock, and as to the beneficial ownership of the Common Stock by each of the Company's directors and executive officers and all of the Company's directors and executive officers as a group, as of March 31, 1998. Except as otherwise indicated, to the knowledge of the Company, the persons identified below have sole voting and sole investment power with respect to shares they own of record. The following table does not give any effect to the possible effects of the results of the Offer or to the issuance of the Warrants or any shares of Common Stock issuable upon exercise thereof.

    NAME AND ADDRESS OF                            NUMBER OF SHARES
      BENEFICIAL OWNER                            BENEFICIALLY OWNED PERCENT
    -------------------                           ------------------ -------
Apollo Investment Fund, L.P.
 c/o Apollo Advisors, L.P.
 2 Manhattan Road
 Purchase, New York 10577
and
Lion Advisors, L.P...............................     7,334,859(a)    35.94%
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019
Richard R. Nicolosi..............................       738,822(b)     3.55%
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239

    NAME AND ADDRESS OF                            NUMBER OF SHARES
      BENEFICIAL OWNER                            BENEFICIALLY OWNED PERCENT
    -------------------                           ------------------ -------
Mark H. Rachesky.................................       75,829           *
 Mark Capital Partners
 335 Madison Avenue, 26th Floor
 New York, New York 10017
Luc Van Nevel....................................       61,171(c)        *
 c/o Samsonite Europe N.V.
 Westerring 17
 B-9700 Oudenaarde, Belgium
Thomas R. Sandler................................       62,314(d)        *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
Karlheinz Tretter................................       58,002(e)        *
 c/o Samsonite Europe N.V.
 Westerring 17
 B-9700 Oudenaarde, Belgium
Richard H. Wiley.................................        9,094(f)        *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
D. Michael Clayton...............................        8,030(g)        *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
Carlo Zezza......................................       17,650(h)        *
 c/o Samsonite Corporation
 11200 East 45th Avenue
 Denver, Colorado 80239
Bernard Attal....................................          943           *
 1301 Avenue of the Americas, 38th Floor
 New York, New York 10019
R. Theodore Ammon................................          829           *
 Big Flower Press Holdings, Inc.
 3 E. 54th Street, 19th Floor
 New York, New York 10022
Leon D. Black....................................          829(i)        *
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019
Robert H. Falk...................................          829(i)        *
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019
Robert L. Rosen..................................          829           *
 RLR Partners, L.P.
 825 Third Avenue, 40th Floor
 New York, New York 10022
Marc J. Rowan....................................          829(i)        *
 1301 Avenue of the Americas, 38th Floor
 New York, NY 10019

    NAME AND ADDRESS OF                            NUMBER OF SHARES
      BENEFICIAL OWNER                            BENEFICIALLY OWNED PERCENT
    -------------------                           ------------------ -------
Stephen J. Solarz................................           135          *
 APCO Associates, Inc.
 1615 L Street, N. W., Suite 900
 Washington, DC 20036
All Directors and Executive Officers as a group..     1,036,135(j)    4.92%

--------
 * Less than 1.0%
(a) Includes 3,668,163 shares held by Apollo Investment and 3,666,696 shares beneficially held by Lion on behalf of an investment account under management over which Lion has exclusive investment, voting and dispositive power. Lion is affiliated with Apollo Advisors, L.P., the general partner of Apollo Investment.
(b) Includes 60,000 shares of restricted Common Stock issued to Mr. Nicolosi in connection with his employment arrangement. Includes Options to purchase 425,532 Shares presently exercisable or exercisable within 60 days of March 31, 1998.
(c) Includes Options to purchase 59,171 Shares exercisable as of March 31,
    1998.
(d) Includes Options to purchase 60,814 Shares exercisable as of March 31,
    1998.
(e) Includes Options to purchase 57,002 Shares exercisable as of March 31,
    1998.
(f) Represents Options to purchase 9,094 Shares exercisable as of March 31,
    1998.
(g) Includes Options to purchase 7,830 Shares exercisable as of March 31,
    1998.
(h) Includes Options to purchase 16,000 Shares exercisable as of March 31,
    1998.
(i) Includes Shares issued under the Company's 1996 Directors' Stock Plan. Does not include Shares held by Apollo Investment or Lion. Each of Messrs. Falk and Rowan, directors of the Company, together with Mr. Black, a director of the Company, who is also a director of Apollo Capital Management, Inc., the general partner of Apollo Advisors, L.P., and of Lion Capital Management, Inc., the general partner of Lion, disclaims beneficial ownership of the securities held by Apollo Investment and Lion.
(j) Excludes Shares listed above for Apollo Investment and Lion. If such Shares were included, the aggregate number of Shares beneficially owned by all directors and executive officers as a group would be 8,370,994, representing 39.77%.

  Based upon the Company's records, the Company believes that the officers of the Company other than those included in the table above beneficially own an aggregate of less than 0.1% of the Shares. Except as otherwise set forth herein, the Company has no agreement, arrangement or understanding with any of its directors, officers or affiliates concerning tenders of Shares by them pursuant to the Offer.

  10. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Samsonite is one of the world's largest manufacturers and distributors of luggage. The Company markets its products primarily under the SAMSONITE(R), AMERICAN TOURISTER(R) and LARK(R) brand names. The Samsonite brand enjoys worldwide recognition and is the leading brand of luggage products in the United States and Europe. American Tourister is the second most recognized brand of luggage in the United States. American Tourister products are also sold in Europe. The Lark brand is well-recognized in the United States and competes in the premium segment of the luggage market. Samsonite and American Tourister luggage products have been manufactured and sold continuously since the 1930's.

  With net sales of $736.9 million for fiscal 1998, the Company is a major factor in the worldwide luggage market. Competition in the luggage market is highly fragmented with the vast majority of individual competitors having less than 10% of the Company's annual luggage sales. Samsonite offers the broadest range of products in the luggage industry, including hardside suitcases, softside suitcases, garment bags, casual bags, hardside and softside business cases and other travel bags. Many of today's most successful luggage products and features--such as suitcases on wheels, suitcases with a built-in luggage cart, full-featured, structured garment bags, ultra-light softside suitcases and innovative new wheel systems--were introduced or popularized by Samsonite.

  The Company benefits from its large size through scale driven purchasing and manufacturing economies. The Company's products are sourced through a global network consisting of 14 Company-operated manufacturing facilities and various third-party suppliers throughout the world. By operating its own facilities to produce hardside luggage and more complex softside products, the Company is better able to control manufacturing quality and to achieve shorter product introduction lead times and lower delivery costs. In addition, the Company takes advantage of its global sourcing capabilities by buying less complex products from various countries when their product costs or currency exchange rates are particularly favorable.

  The Company's marketing and distribution strategy focuses on the broad middle segment of the luggage market as opposed to the more commodity driven low end of the market or the premium priced high end. In the United States, the Samsonite brand has historically been positioned as high quality, innovative luggage, targeted at frequent business travelers. The American Tourister brand has been positioned as quality luggage at an affordable price and the Lark brand has been positioned as premium luggage targeted at first and business class travelers. In Europe, the Samsonite brand enjoys more of a premium image than in the United States, and is targeted at first class and frequent business travelers. The Company's marketing theme centers around the Samsonite "Worldproof"(TM) brand image which represents strength, durability, quality and style.

  The Company's products are sold throughout the world in more than 100 countries through approximately 23,000 retail outlets, including department and specialty stores, catalog showrooms, mass merchant retailers, warehouse clubs and Company-owned retail stores located primarily in factory outlet malls. In addition, Samsonite licenses its trademarks for use on non-luggage products, such as travel accessories, personal leather goods, handbags and furniture. These products are made and sold primarily by independent licensees which pay royalties to Samsonite.

CERTAIN FINANCIAL INFORMATION

  SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND SUMMARY UNAUDITED
                 CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

  The summary historical consolidated financial information of the Company and its subsidiaries presented below has been derived from the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended January 31, 1998 (the "Annual Report"), which is hereby incorporated herein by reference, and other information and data contained therein. More comprehensive financial information is included in the Annual Report and the financial information which follows is qualified in its entirety by reference to such report and to all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "--Additional Information." The summary unaudited consolidated pro forma financial information set forth below gives effect to the Recapitalization Plan, including the purchase of Shares pursuant to the Offer, based on certain assumptions described in the accompanying notes, and gives effect thereto as if it had occurred on February 1, 1997, in the case of the statement of operations and other data, and on January 31, 1998, in the case of the balance sheet data. The summary unaudited consolidated pro forma financial information should be read in conjunction with the summary consolidated historical financial information and does not purport to be indicative of the results that would actually have been obtained had the Recapitalization Plan been completed at the dates indicated or that may be obtained in the future.

                                                  YEAR ENDED JANUARY 31,
                                             --------------------------------
                                               1997              1998
                                             --------    --------------------
                                                         HISTORICAL PRO FORMA
                                                 (IN THOUSANDS, EXCEPT
                                             PER SHARE AMOUNTS AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Net Sales..................................  $741,138     $736,875  $736,875
Cost of Goods Sold.........................   449,333      424,349   424,349
                                             --------     --------  --------
Gross Profit...............................   291,805      312,526   312,526
Selling, General and Administrative
 Expenses..................................   233,761(a)   234,257   237,485(b)
Amortization of Intangible Assets(c).......    31,837        7,101     7,101
Provision for Restructuring Operations.....    10,670        1,866     1,866
Other Income--Net(d).......................    18,821       28,294    28,294
Interest Expense--Net(e)...................    34,251       17,344    49,244(f)
Income Tax Expense.........................    10,389       23,088     9,739(g)
Minority Interest in Earnings in
 Subsidiaries..............................    (1,041)        (287)     (287)
                                             --------     --------  --------
Income (Loss) from Continuing Operations...   (11,323)      56,877    35,098
Income (Loss) from Operations Discontinued
 and Sold, Cumulative Effect of Change in
 Accounting Principles and Extraordinary
 Items.....................................       --       (16,178)  (22,354)
                                             --------     --------  --------
Net Income (Loss)..........................  $(11,323)    $ 40,699  $ 12,744
                                             ========     ========  ========
Senior Preferred Stock Dividends(h)........                           22,383
                                                                    --------
Net Income (Loss) Available to Common
 Stockholders..............................                         $ (9,639)
                                                                    ========
Income (Loss) per Share--Basic(h):
 Continuing Operations.....................  $   (.71)    $   2.81  $   1.54
 Net Income (Loss).........................      (.71)        2.01     (1.17)
 Income (Loss) per Share--Assuming
  Dilution(h):
 Continuing Operations.....................      (.71)        2.70      1.40
 Net Income (Loss).........................      (.71)        1.93     (1.06)
OTHER DATA:
EBIT(i)....................................  $ 34,358     $ 97,596  $ 97,596
Depreciation and Amortization..............    53,889       28,594    28,594
                                             --------     --------  --------
EBITDA(j)..................................    88,247      126,190   126,190
Items relating to Settlement of Contingent
 Liabilities and Other Adjustments.........    (3,368)     (13,762)  (13,762)
                                             --------     --------  --------
Adjusted EBITDA(k).........................  $ 84,879     $112,428  $112,428
                                             ========     ========  ========
Ratio of Earnings to Fixed Charges(l)......      1.00         4.39      1.30
Capital Expenditures.......................    31,093       36,313    36,313
BALANCE SHEET DATA (AS OF END OF PERIOD):
Property, Plant and Equipment, Net.........  $143,959     $142,351  $142,351
Total Assets...............................   592,658      610,049   630,206
Long-Term Obligations (including current
 installments).............................   290,617      179,223   518,657
Stockholders' Equity (Deficit).............    24,998      208,886  (279,291)

--------
(a) Selling, general and administrative expenses include $5.4 million of expenses during the year ended January 31, 1997 for (i) consulting fees to establish the restructuring plan ($0.8 million), (ii) the cessation of the former chief executive officer's employment and the change in management ($4.1 million) and (iii) expenses in excess of the original provision in fiscal 1996 for the consolidation of American Tourister manufacturing facilities ($0.5 million).
(b) Pro forma selling, general and administrative expenses have been adjusted to reflect a $2.8 million charge for estimated expenses associated with the process of exploring alternatives to enhance stockholder value, including the Recapitalization Plan, and a $0.4 million charge for deferred financing costs related to the Company's existing credit facility.
(c) Prior to July 14, 1995, the Company was a subsidiary of Astrum International Corp. ("Astrum"). On July 14, 1995, Astrum merged with Samsonite Corporation and changed its name to Samsonite Corporation.

                                         (footnotes continue on following page)

  In June 1993, Astrum completed a financial restructuring pursuant to a plan of reorganization under Chapter 11 of the United States Bankruptcy Code. Effective June 30, 1993 and pursuant to the American Institute of Certified Public Accountants Statement of Position 90-7 entitled "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP-97"), the Company was required to adjust its assets and liabilities to their fair ("fresh start") values and create a new entity for financial reporting purposes. Since June 30, 1993, the Company's statements of operations include amortization and depreciation related to these fresh start adjustments. The most significant fresh start adjustment relates to recording Reorganization Value in Excess of Identifiable Assets, which was amortized over a three-year period which ended in June 1996. In addition, fresh start amortization includes amortization of fresh start adjustments to reflect the fair value of trademarks, licenses, patents and other intangibles, which are being amortized over periods from one to forty years. Fresh start amortization and depreciation also includes depreciation of fresh start adjustments to reflect the fair value of property and equipment, depreciated over their estimated useful lives ranging primarily from two to six years.

  Fresh Start Amortization and Depreciation consists of the following:

                                                         YEAR ENDED JANUARY 31,
                                                         -----------------------
                                                            1997        1998
                                                         ----------- -----------
                                                             (IN THOUSANDS)
   FRESH START AMORTIZATION:
   Amortization of Reorganization Value in Excess of
    Identifiable Assets................................. $    22,947 $      --
   Amortization of Licenses, Patents and Other..........       4,897      3,158
   Amortization of Trademarks...........................       3,079      3,026
                                                         ----------- ----------
     Total Fresh Start Amortization Included in
      Amortization of Intangibles.......................      30,923      6,184
                                                         ----------- ----------
   FRESH START DEPRECIATION--PROPERTY AND EQUIPMENT:
   Included in Cost of Goods Sold.......................       2,914      2,093
   Included in Selling, General and Administrative
    Expenses............................................         647        461
                                                         ----------- ----------
     Total Fresh Start Depreciation.....................       3,561      2,554
                                                         ----------- ----------
   Total Fresh Start Amortization and Depreciation...... $    34,484 $    8,738
                                                         =========== ==========

(d) Other Income--Net for fiscal 1997 and 1998 consists of the following:

                                                      YEAR ENDED JANUARY 31,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
                                                          (IN THOUSANDS)
   Net gains from foreign currency forward delivery
    contracts.......................................  $     2,829  $     6,463
   Rental income....................................        1,987        1,633
   Equity in loss of unconsolidated affiliate.......          (33)        (547)
   Pension expense related to merged plans..........          --          (706)
   Foreign currency transaction losses, net.........         (211)      (1,834)
   Loss on disposition of fixed assets, net.........          (62)        (377)
   Other, net.......................................       (1,120)      (1,247)
   Favorable settlement of claims...................        3,802        2,060
   Adjustment of allowances relating to previous op-
    erations........................................          529        5,299
   Adjustment of contingent tax accruals............          --        12,700
   Collection of loans to settlement trust..........          --         4,850
   Adjustment of liability for PBGC claims..........       11,100          --
                                                      -----------  -----------
                                                      $    18,821  $    28,294
                                                      ===========  ===========

(e) Interest expense--net consists of interest expense and amortization of debt issuance costs and premium less interest income.
(f) Pro forma interest expense gives effect to the issuance of the Senior Subordinated Notes, and additional borrowings under the New Credit Facility, including the amortization of debt issuance

                                         (footnotes continue on following page)
   costs. The foregoing increases interest expense-net by approximately $31.9 million, based on the Company's estimate of interest rates at the time the Financing is expected to be consummated. Pro forma net interest expense consists of the following (in millions):

   Senior Subordinated Notes (9.25%)..................................... $32.4
   New Credit Facility (7.775%)..........................................  14.3
   Capital lease obligations and other foreign borrowings................   3.9
   Non-cash amortization of capitalized fees and expenses................   1.2
   Less interest income..................................................  (2.6)
                                                                          -----
     Net interest expense................................................ $49.2
                                                                          =====

(g) Pro forma income tax expense reflects the tax effect of the additional interest expense described in note (f) above and the tax effect of certain other expenses described in note (b) above (an aggregate decrease of $13.3 million in income tax expense).
(h) Pro forma income (loss) per share data reflects the deduction of dividends (at an estimated rate of 12.5%) and amortization of issuance costs related to the Senior Preferred Stock Units without allocating any value to the Warrants. The value of the Warrants cannot be determined at this time and will depend on the market value of the Common Stock based on the trading price after consummation of the Recapitalization Plan. Such cost will be amortized over the twelve-year term of the Senior Preferred Stock and will be deducted from net income (loss) to determine income available to common stockholders in the determination of net income (loss) per share.
(i) EBIT is defined as income (loss) from continuing operations plus net interest expense and income tax expense plus minority interest plus, in the case of pro forma EBIT, certain expenses described in note (b) above.
(j) EBITDA is defined as EBIT (as defined above) plus amortization and depreciation.The Company believes that EBITDA provides useful information regarding the Company's ability to service its indebtedness, but it should not be considered in isolation or as a substitute for operating income or cash flow from operations (in each case as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance or as a measure of the Company's liquidity. Other companies may calculate EBITDA in a different manner than the Company. EBITDA does not take into consideration substantial costs and cash flows of doing business, such as interest expense, income taxes, depreciation and amortization. EBITDA does not represent funds available for discretionary use by the Company because those funds are required for debt service, capital expenditures to replace fixed assets, working capital and other commitments and contingencies. EBITDA is not an accounting term and is not used in generally accepted accounting principles.
(k) Adjustments to EBITDA to arrive at Adjusted EBITDA include various income and expense items included in EBIT and EBITDA which management believes should be excluded in order to reflect recurring operating performance. These items include (i) provisions for restructuring operations of $10,670 and $3,589 in fiscal 1997 and fiscal 1998, respectively, (ii) other income primarily related to various items from the settlement of certain contingent liabilities associated with previous operations, income and expense from financing related activities, sale of assets and other nonrecurring activities (which are reflected in the last eight line items in note (d) above) and (iii) unfavorable production variances from the Company's North American manufacturing operations during the second half of fiscal 1998 totaling $4.1 million.
(l) For purposes of computing the ratio of earnings to fixed charges, fixed charges consist of interest (including the interest component of rental expenses), amortization of debt expense and dividends on preferred stock. Earnings consist of earnings from continuing operations before taxes, plus fixed charges. Earnings from continued operations before taxes include significant nonrecurring amounts related to various items from the settlement of certain continuing liabilities from previous operations.

RECENT DEVELOPMENTS

  The Company completed a tender offer on April 23, 1998 for $52.3 million out of the $52.8 million outstanding principal amount of the Old Notes at a price of $115.35 per $100 of principal. The Company's existing credit facility was amended to allow for financing the retirement of the Old Notes from borrowings thereunder. The Company will incur a pre-tax charge to earnings of approximately $10 million during the first quarter of fiscal 1999 for the premium paid to repurchase the Old Notes and other charges related to the transaction.

  On March 23, 1998, the Company announced a restructuring of its Torhout, Belgium manufacturing operations. The Company will record a charge of approximately $2.6 million pre-tax during the first quarter of fiscal 1999 in connection with the restructuring. The restructuring provision is primarily related to termination and severance costs for the elimination of approximately 111 positions.

  The Company expects U.S. wholesale sales to be depressed through at least the first half of fiscal 1999 because of various factors which affected U.S. wholesale sales in fiscal 1998, including the adverse impact of price increases and pricing strategies, market disruptions and retailer discounting issues associated with various forms of cross distribution channel sales, and forecasting and production scheduling errors. Commencing in February 1998, management began a detailed study and evaluation of the Company's U.S. hardside production operations in light of declining U.S. hardside sales and various marketing issues that the Company is encountering in the United States. These issues, as well as the decision to source international hardside products from other production facilities located closer to the Company's international customers, instead of from its Denver plant, have resulted in an inventory build-up and reduced hardside production requirements in the United States. Based on management's evaluation, on May 14, 1998, the Company approved a plan to further restructure its U.S. production operations to bring the unit volume and workforce in the Denver plant into line with expected sales and to achieve a better balance between fixed and variable costs with respect to this facility. The restructuring plan calls for a substantial reduction in workforce, as well as the disposal of molding and other equipment that represents excess capacity. As a result, during the second quarter of fiscal 1999, the Company will record a restructuring charge of approximately $5.5 million (of which approximately $2.2 million is non-cash). The Company also expects to incur additional cash costs of approximately $0.3 million in connection with the restructuring plan that will be expensed as they are incurred. The Company expects that the restructuring will be completed in approximately 60 days, and that the annualized cost savings, from the restructuring will be approximately $5.9 million.The foregoing estimate of annual cost savings constitutes forward looking information and involves known and unknown risks, uncertainties and other factors that may cause actual cost savings to be materially different from the foregoing estimate. In addition to the general factors discussed under "--Certain Estimates of Future Operations and Other Information" below, such estimate of annual cost savings is based on a variety of other factors and was derived utilizing numerous important assumptions, including (i) achieving estimated reductions in headcount at currently projected severance cost levels, while maintaining work flow, (ii) achieving a sufficient level of sales necessary to yield planned production efficiencies and absorption of fixed costs, (iii) eliminating certain components of fixed overhead without affecting the Company's ability to manage the downsized production facility efficiently, (iv) the willingness of the affected employees to accept more flexible work rules and (v) no disruption to planned production schedules. The failure of one or more of these assumptions to be realized may cause the actual annual cost savings to differ materially from the foregoing estimate.

  The Company is also evaluating its investment in Chia Tai Samsonite (H.K.) Ltd., a 50% owned joint venture formed to manufacture and distribute luggage in China which is encountering difficulties in achieving an adequate level of sales and distribution to support operational expenses and finding qualified personnel to manage the joint venture. As a result of this evaluation, the Company may incur a charge in fiscal 1999 related to the disposal or liquidation of this investment. At January 31, 1998, the Company had a net investment of approximately $2.4 million in this joint venture.

  For information concerning the Company's recent and contemplated changes in operations, including those being implemented as part of the Recapitalization Plan, see "THE RECAPITALIZATION PLAN."

CERTAIN ESTIMATES OF FUTURE OPERATIONS AND OTHER INFORMATION

  The Company will be providing to prospective investors in the offering of the Senior Preferred Stock Units certain nonpublic estimates as to the possible future performance of the Company over a five-year period (the "Forecasts"). The Forecasts, which are as of May 15, 1998, are summarized below.

  The Forecasts include an estimate of quarterly performance for fiscal 1999 and estimates of annual performance through fiscal 2003. For fiscal 1999, the Company estimates that Adjusted EBITDA will be approximately $106 million, of which approximately $30 million, or approximately 28%, will be from the Company's U.S. wholesale business. The Forecasts assume that Adjusted EBITDA from the Company's operations (excluding its U.S. wholesale business) will increase in fiscal 1999 by approximately 11% over fiscal 1998 and that Adjusted EBITDA from the Company's U.S. wholesale business will decline in fiscal 1999 by 33% from fiscal 1998. As previously discussed under "--Recent Developments," the Company expects the results of its U.S. wholesale business to be depressed for at least the first two quarters of fiscal 1999 because of various factors, including steps being taken to reduce excess working capital in the U.S. wholesale business by approximately $45 million over the next 18 months. Although the Company's operations (excluding its U.S. wholesale business) continue to perform well, with Adjusted EBITDA for the first quarter of fiscal 1999 expected to be in line with plan, the negative impact of reduced production levels and the disposal of excess inventory, among other things, is expected to cause a sharp decline in the Adjusted EBITDA of the Company's U.S. wholesale business from the same period of the prior fiscal year. The Forecasts assume that the Company's U.S. wholesale business will have negative Adjusted EBITDA of approximately $6 million in the first quarter of fiscal 1999 and will have positive Adjusted EBITDA of approximately $3 million in the second quarter of fiscal 1999. On a quarterly basis for the year ended January 31, 1999, the Company has projected net sales, EBIT and Adjusted EBITDA as set forth below:

                                                 FISCAL QUARTER ENDED
                                      ------------------------------------------
                                      APRIL 30, JULY 31, OCTOBER 31, JANUARY 31,
                                        1998      1998      1998        1999
                                      --------- -------- ----------- -----------
                                                    (IN MILLIONS)
Net Sales............................   $157      $187      $237        $215
EBIT.................................     (3)       11        35          27
Adjusted EBITDA(a)...................      6        22        43          35

--------
(a) See "--Certain Financial Information" for a definition of Adjusted EBITDA.

  The Company expects to announce financial results for the first quarter of fiscal 1999 on or about June 15, 1998; based on currently available information, the Company believes that actual results for the first quarter of fiscal 1999 will be in line with the above Forecasts.

  The Forecasts contain estimates of net sales, EBIT and Adjusted EBITDA through the year ended January 31, 2003, as follows:

                                                      YEAR ENDED JANUARY 31,
                                                  ------------------------------
                                                  1999 2000  2001   2002   2003
                                                  ---- ---- ------ ------ ------
                                                          (IN MILLIONS)
Net Sales........................................ $796 $908 $1,001 $1,101 $1,211
EBIT.............................................   70  104    125    146    170
Adjusted EBITDA..................................  106  134    155    177    202

  The Forecasts assume that Adjusted EBITDA for the Company's U.S. wholesale business will not exceed fiscal 1998 levels until fiscal 2001. In addition, the Forecasts give effect to the restructuring of the Company's U.S. hardside manufacturing operations described under "--Recent Developments" and assume that approximately $45 million in excess working capital will be converted to cash over the next 18 months and will be applied to reduce outstanding borrowings under the New Credit Facility.

  The Forecasts are being publicly disclosed solely because such information is being provided to prospective investors in connection with the Financing. Neither the Company nor the Company's independent auditors assume any responsibility for the accuracy of such information. Neither the Company's independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Forecasts.

  THE FORECASTS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE COMPANY AT THE TIME PRESENTED, ARE INHERENTLY SUBJECT TO MANY SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, BEYOND THE CONTROL OF THE COMPANY, AND UPON ASSUMPTIONS WITH RESPECT TO FUTURE BUSINESS STRATEGIES AND DECISIONS WHICH ARE SUBJECT TO CHANGE AND MAY BE OUT OF THE CONTROL OF THE CURRENT MANAGEMENT OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE FORECASTS WILL BE REALIZED. WHILE THE COMPANY BELIEVES THE FORECASTS ARE BASED UPON REASONABLE ASSUMPTIONS AND ESTIMATES, ACTUAL RESULTS WILL VARY AND SUCH VARIATIONS MAY BE MATERIAL. FORECASTS ARE NECESSARILY SPECULATIVE IN NATURE, AND IT IS USUALLY THE CASE THAT ONE OR MORE OF THE ASSUMPTIONS UNDERLYING ESTIMATES SUCH AS THE FORECASTS WILL NOT MATERIALIZE. THE FORECASTS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES ESTABLISHED BY THE SECURITIES AND EXCHANGE COMMISSION, THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, ANY REGULATORY OR PROFESSIONAL AGENCY OR BODY OR GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

  IN LIGHT OF THE FOREGOING, THE COMPANY DOES NOT UNDERTAKE, AND HEREBY DISCLAIMS ANY OBLIGATION TO, UPDATE THE FORECASTS. THE FORECASTS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING GENERAL ECONOMIC AND BUSINESS CONDITIONS, INCLUDING FOREIGN CURRENCY FLUCTUATIONS; INDUSTRY CAPACITY; CHANGES IN CUSTOMER PREFERENCES; DEMOGRAPHIC CHANGES; COMPETITION; CHANGES IN METHODS OF DISTRIBUTION AND TECHNOLOGY; CHANGES IN POLITICAL, SOCIAL AND ECONOMIC CONDITIONS AND LOCAL REGULATIONS, PARTICULARLY IN EUROPE AND ASIA; GENERAL LEVELS OF ECONOMIC GROWTH IN EMERGING MARKET COUNTRIES SUCH AS INDIA, CHINA, BRAZIL, ARGENTINA, AND OTHER ASIAN AND SOUTH AMERICAN COUNTRIES; THE LOSS OF ANY SIGNIFICANT CUSTOMERS; COMPLETION OF NEW PRODUCT DEVELOPMENTS WITHIN ANTICIPATED TIME FRAMES; CHANGES IN INTEREST RATES; AND VARIOUS OTHER FACTORS BEYOND THE COMPANY'S CONTROL.

  In addition, the Forecasts are effected by the Company's ability to implement its business strategy which includes plans to broaden products offerings and channels of distribution, strengthen marketing and product innovation, continue worldwide expansion, reduce excess working capital and resolve U.S. wholesale issues. The Company's strategic plan should be considered in light of the risks and expenses associated with implementing these strategies. Successful implementation of these strategies will depend on numerous factors, many of which are beyond the Company's control, including economic, competitive and other conditions and uncertainties and the ability to retain qualified management personnel. No assurance can be given that the Company will be successful in implementing its business strategy.

ADDITIONAL INFORMATION

  Additional information concerning the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, which is incorporated herein by reference. The Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies may be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov which site contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. In addition, such material should be available for inspection at the NASD, 1801 K Street, N.W., Washington, D.C. 20006.

  11. TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES. Except as described in this Offer to Purchase, (i) none of the Company or any associate or majority owned subsidiary of the Company, beneficially owns or has a right to acquire any equity security of the Company and (ii) none of the Company or, to the best knowledge of the Company, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction involving the Shares of the Company during the 40 business days prior to the date hereof. In connection with the Recapitalization Plan, the Board of Directors of the Company adopted a resolution exempting, to the fullest extent permitted by Rule 16b-3 promulgated under the Exchange Act, transactions with the Company in Shares from Section 16(b) of the Exchange Act.

  Except as described in this Offer to Purchase, (i) none of the Company or, to the best knowledge of the Company, any executive officer or director of the Company has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations; and (ii) there have been no contacts, negotiations or transactions between the Company or any of its subsidiaries or, to the best knowledge of the Company, any of its directors, officers or affiliates, on the one hand and the Company on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, a sale or other transfer of a material amount of assets or concerning any other transactions with the Company that are required to be disclosed pursuant to the rules and regulations of the Commission.

  12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; STOCK LISTING; MARGIN REGULATIONS; REGISTRATION UNDER THE EXCHANGE ACT.

  Market for the Shares. The purchase of Shares by the Company pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of outstanding Shares, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. The Company cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares. The Company believes, however, that in any event the market price following consummation of the Offer will be lower by reason of the increased leverage on the Company and the payment made in the Offer. Nonetheless, it is anticipated that there will be a sufficient number of Shares outstanding and publicly traded following the Offer to insure a liquid trading market for the Shares.

  NASDAQ Quotation. The Common Stock is traded through NASDAQ. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion on the NASDAQ, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 stockholders, with a market value of at least $5,000,000, capital and surplus (total stockholders' equity) of at least $4 million and have a minimum bid price of $1 or (ii) have at least 1,000,000 publicly held shares, held by at least 400 stockholders, with a market value of at least $15,000,000, have a minimum bid price of $5 and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. The Company does not believe that there is a reasonable likelihood of causing the Shares not to be listed on NASDAQ and anticipates that it will continue to satisfy the listing criteria set forth above following the purchase of Shares pursuant to the Offer. If the quantitative delisting criteria described above are not satisfied following the Offer, the staff of the NASD may institute proceedings for the delisting of the Shares. However, the Company does not expect the NASD to institute such proceedings. If the NASDAQ was to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price and other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Company cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market place for, or the marketability or market price of, the Shares.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities for the purpose of buying, carrying or trading in securities. Depending on factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers for the purpose of buying, carrying or trading in securities. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities." The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

  Registration under the Exchange Act. The Shares are currently registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. Registration under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. The Company believes that the purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

  13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS. The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

  14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following summary describes certain United States federal income tax consequences relating to the Offer to holders of Shares ("Holders") that are United States persons (as defined below). The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and differing interpretations. This summary discusses only Shares held as capital assets (within the meaning of Section 1221 of the Code) and does not address all of the tax consequences that may be relevant to particular Holders in light of their particular circumstances, or to certain types of Holders subject to special treatment under the Code (including financial institutions, broker dealers, insurance companies, tax-exempt organizations, persons who hold Shares as part of a straddle, hedge or "conversion" transaction or persons who received their Shares through the exercise of employee stock options or otherwise as compensation). For purposes of this discussion, "United States person" means a Holder which is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any State or political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. Non-United States persons should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld. Each Holder should consult its tax advisor as to the particular consequences of the Offer to such Holder.

  Consequences to Tendering Holders of Exchange of Shares for Cash Pursuant to the Offer. An exchange of Shares for cash in the Offer by a Holder will be a taxable transaction for United States federal income tax purposes. The Company intends to take the position that a Holder who receives cash in exchange for Shares pursuant to the Offer will be treated as having sold a portion of its Shares to the purchasers of the Senior Preferred Stock Units and having received the balance of its cash from the Company in exchange for the remainder of its Shares, with the tax consequences described below. There is no authority directly addressing the method of allocating proceeds received by a Holder between the portion treated as received from the purchasers of the Senior Preferred Stock Units and the portion treated as received from the Company. The Company intends to take the position that the percentage of a Holder's Shares disposed of by the Holder which will be treated as if sold to the purchasers of the Senior Preferred Stock Units will be a percentage of their Shares equal to (i) the issue price of the Senior Preferred Stock Units divided by (ii) the aggregate amount of cash paid to Holders in exchange for their Shares pursuant to the Offer. The remainder of the Holder's Shares disposed of in exchange for cash in the Offer will be treated by the Company as redeemed by the Company. Holders should note that the United States federal income tax consequences of the Offer are not free from doubt and alternative characterizations are possible which could affect the character and amount of any taxable income recognized as a result of receiving cash in exchange for Shares in the Offer (including potential ordinary dividend income treatment). Holders should consult their tax advisors regarding alternative tax characterizations of the exchange of their Shares for cash in the Offer.

  The United States federal income tax consequences of the Offer with respect to a particular Holder will depend upon, among other things, (i) whether the Holder receives cash for any of its Shares in the Offer, (ii) the extent to which a Holder is deemed to have sold its Shares to the purchasers of the Senior Preferred Stock Units or is deemed to have had its Shares purchased by the Company and (iii) whether the deemed purchase of a Holder's Shares by the Company will qualify as a sale or exchange under Section 302 of the Code.

  First, to the extent a Holder is considered to have sold Shares to the purchasers of the Senior Preferred Stock Units, such Holder should recognize capital gain or loss equal to the difference between the amount realized on its deemed sale of Shares to the purchasers of the Senior Preferred Stock Units (i.e., the cash proceeds properly allocated to such sale) and the Holder's adjusted tax basis in such Shares. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) that is exchanged for cash. The United States federal income tax rate that will apply to such capital gain will depend on the Holder's holding period for such Shares. In the case of Holders who are individuals and certain trusts, capital gains will be subject to a maximum regular United States federal income tax rate of (i) 20% if the Holder's holding period in its Shares was more than 18 months at the time of exchange and (ii) 28% if the Holder's holding period in its Shares was more than 12 months but not more than 18 months at such time.

  In addition, to the extent a Holder's shares are deemed to be purchased by the Company and such deemed purchase is treated as a sale or exchange under
Section 302 of the Code, a Holder should recognize capital gain or loss equal to the difference between the cash proceeds allocable to such deemed purchase and the Holder's adjusted tax basis in such Shares. Under Section 302 of the Code, a Holder should recognize capital gain or loss on the deemed redemption of the Holder's shares by the Company if such redemption, together with the deemed sale of the Holder's Shares to the purchasers of the Senior Preferred Stock Units, (i) results in a "substantially disproportionate" redemption with respect to such Holder, (ii) results in a "complete termination" of all such Holder's equity interest in the Company or (iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying each of the
Section 302 tests, Holders must take into account not only Shares that they actually own but also Shares they are deemed to own under the constructive ownership rules of Section 318 of the Code. Pursuant to the constructive ownership rules, a Holder is deemed to own any Shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as Shares that the Holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Because of the factual nature of the Section 302 tests described below, Holders should consult their tax advisors to determine whether the deemed redemption of Shares by the Company qualifies for sale or exchange treatment in their particular circumstances.

  The deemed redemption of a Holder's Shares by the Company will be a "substantially disproportionate" redemption with respect to a Holder if, among other things, the percentage of Shares actually and constructively owned by such Holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such Holder immediately before the exchange.

  The deemed redemption of a Holder's Shares by the Company will result in a "complete termination" of the Holder's equity interest in the Company if (a) all of the Shares actually owned by the Holder are sold for cash in the Offer and (b) all of the Shares constructively owned by the Holder are sold for cash in the Offer or, with respect to Shares owned by certain related individuals, the Holder effectively waives, in accordance with Section 302(c) of the Code, attribution of such Shares which otherwise would be considered to be constructively owned by such Holder. Holders wishing to satisfy the "complete termination" test through waiver of such constructive ownership rules should consult their tax advisors.

  The deemed redemption of a Holder's Shares by the Company will be treated as "not essentially equivalent to a dividend" if the reduction in the Holder's proportionate interest in the Company constitutes a "meaningful reduction" given such Holder's particular facts and circumstances. Depending on the specific facts and circumstances related to a particular Holder, even a small reduction in the Holder's proportionate equity interest may satisfy this test. For example, the Internal Revenue Service has indicated in published rulings that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (e.g., an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction."

  If a Holder does not satisfy any of the three tests described above, the deemed redemption of a Holder's Shares by the Company should not be treated as a sale or exchange under Section 302 of the Code with respect to such Holder. Instead, such Holder should be treated as having received a distribution with respect to its Shares under Section 301 of the Code and the Holder's adjusted tax basis in the exchanged Shares should be added to any Shares retained by the Holder (and may be lost if such Holder does not actually retain any stock ownership in the Company). Under Section 301 of the Code, a Holder should be treated as having received a dividend (taxable at ordinary income tax rates) to the extent of the Holder's share of the Company's current and accumulated earnings and profits available to all Holders subject to Section 301 distribution treatment. To the extent that the amount of cash received by a Holder with respect to the deemed redemption by the Company of such Holder's Shares in the Offer exceeds the Holder's share of the Company's current and accumulated earnings and profits, the excess should first be treated as a tax-free return of capital to the extent of such Holder's adjusted tax basis in its Shares (and such Holder's adjusted tax basis in its Shares will be reduced to that extent), with any remainder treated as capital gain, subject to the capital gains tax rates discussed above. Based on current estimates of earnings and profits, the Company believes that a significant portion of any cash received by most Holders in the deemed redemption by the Company of such Holder's Shares should exceed such Holder's share of the Company's earnings and profits (which generally must be determined at the end of the Company's taxable year) and would be taxed in the manner described in the immediately preceding sentence.

  In the case of a corporate Holder, to the extent that any cash received in the Offer is treated as a dividend (and taxable as ordinary income), such dividend income may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations and may not be available if the corporate Holder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock" within the meaning of section 246A of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" within the meaning of Section 1059 of the Code. Corporate Holders should consult their tax advisors regarding the tax consequences of dividend treatment in their particular circumstances.

  Consequences to Holders who do not Exchange any Shares for Cash Pursuant to the Offer. There will be no United States federal income tax consequence to Holders who do not exchange any of their Shares for cash pursuant to the Offer.

  THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

  15. FEES AND EXPENSES.

  The Company has retained Goldman Sachs to act as its financial advisors, as well as the Dealer Managers, in connection with the Offer. The Company has agreed to pay Goldman Sachs a transaction fee of $2.0 million when the Offer is consummated. The Company has also agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses incurred by it in connection with the Offer and to indemnify Goldman Sachs against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Goldman Sachs has from time to time, and continues to, render various investment banking services to the Company and its affiliates, for which it is paid customary fees.

  The Company has also retained Merrill Lynch to act as the Dealer Managers in connection with the Offer. The Company has agreed to pay Merrill Lynch a transaction fee of $500,000 when the Offer is consummated. The Company has also agreed to reimburse Merrill Lynch for all reasonable out-of-pocket expenses incurred by it in connection with the Offer and to indemnify Merrill Lynch against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. Merrill Lynch has from time to time, and continues to, render various investment banking services to the Company and its affiliates, for which it is paid customary fees.

  The Company has also agreed to pay fees to the Initial Purchaser in connection with the Rule 144A Financings, to the Credit Facility Banks under the New Credit Facility and to indemnify such persons against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

  The Company has retained Innisfree M&A Incorporated to act as Information Agent and BankBoston, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  Except as set forth above, the Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

  16. MISCELLANEOUS.

  The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of the Company residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Company may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

  Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to Information concerning the Company.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          Samsonite Corporation

May 20, 1998

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                               BANKBOSTON, N.A.

 By First Class Mail Only:         By Facsimile       By Registered, Certified
      Boston EquiServe           Transmission For        & Overnight Courier
  Corporate Reorganization           Eligible                   Only:
       P.O. Box 8029            Institutions Only:
    Boston, Massachusetts                                  Boston EquiServe
         02266-8029              Boston EquiServe      Corporate Reorganization
                                    Corporate              150 Royall Street
                                  Reorganization         Canton, Massachusetts
                                (781) 575-2233/2232              02021



                                      By Hand:

                               Securities Transfer &
                              Reporting Services, Inc.
                            1 Exchange Plaza/55 Broadway
                                 New York, NY 10006

                                Confirm by Telephone:

                                   (781) 575-3100

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          INNISFREE M&A INCORPORATED
                              501 Madison Avenue
                                  20th Floor
                           New York, New York 10022

                        Call Toll-Free: (888) 750-5834

            Banks and Brokerage Firms Call Collect: (212) 750-5833

                    The Dealer Managers for the Offer are:

GOLDMAN, SACHS & CO.                                        MERRILL LYNCH & CO.